EXHIBIT 4.12

SHARE PURCHASE AGREEMENT

BY AND AMONG

SILICON MOTION TECHNOLOGY CORPORATION

LAKE TAHOE INVESTMENT CORPORATION

FCI INC.

KWANG JUN YUN

AND

SHAREHOLDERS OF FCI INC.

DATED AS OF APRIL 18, 2007

i

LIST OF EXHIBITS AND SCHEDULES

Exhibit 1.79	Parent Plan
Exhibit 2.2(d)	Form of Replacement Option Agreement
Exhibit 4.1	Form of Investment Agreement
Exhibit 5.1	Form of Escrow Agreement
Exhibit 10.4	Form of Restricted Stock Unit Agreement
Exhibit 11.4(a)	Form of Service Agreement of Kwang Jun Yun
Exhibit 11.4(b)	Form of Service Agreement of Sangwoo Han
Exhibit 11.7	Form of Transfer Agreement and Power of Attorney
Exhibit 11.8	Form of Proprietary Information and Inventions Agreement
Exhibit 11.9	Form of Resignation Letter
Exhibit 11.10	Form of Opinion of Counsel
Exhibit 11.11	Form of Non-Competition Agreement

Schedule A	Share Ownership

Schedule 1.45	Excluded Shareholders
Schedule 2.2(d)	Company Options
Schedule 2.2(f)	Purchase Price Allocations and Pro Forma Calculations
Schedule 6.3	No Conflict
Schedule 6.4	Consents and Approvals
Schedule 6.5	Brokers
Schedule 6.6	Residency
Schedule 7.1	Authority and Qualification of the Company
Schedule 7.2	Capital Stock of the Company; Contractual Obligations
Schedule 7.3	Subsidiaries
Schedule 7.6	Consents and Approvals
Schedule 7.7(a)	Financial Statements
Schedule 7.7(c)	Securitization Transactions and “Off-Balance Sheet Arrangements”
Schedule 7.7(d)	Projected Closing Balance Sheet
Schedule 7.8	Undisclosed Liabilities
Schedule 7.9	Accounts Receivable
Schedule 7.10	Permits
Schedule 7.11	Conduct in the Ordinary Course of Business; Absence of Certain Changes
Schedule 7.12	Customers, Distributors and Suppliers
Schedule 7.13	Related Party Transactions
Schedule 7.14	Litigation
Schedule 7.16(a)	Material Contracts
Schedule 7.17(a)	Intellectual Property
Schedule 7.18	Real Property
Schedule 7.19	Tangible Personal Property
Schedule 7.21(a)	Assets
Schedule 7.22	Employee Benefit Matters
Schedule 7.23	Labor Matters
Schedule 7.25	Insurance
Schedule 7.27	Product Liability and Product Warranty
Schedule 7.28	Loan Agreements
Schedule 7.29	Brokers
Schedule 8.3	Capitalization and Ordinary Shares
Schedule 8.5	Consents and Approvals
Schedule 9.1	Conduct of Business
Schedule 10.4.	Contingent Stock Grants
Schedule 11.11	Individuals to Execute Non-Competition Agreement

SHARE PURCHASE AGREEMENT

SHARE PURCHASE AGREEMENT (this “Agreement”) is entered into as of April 18, 2007, by and among Silicon Motion Technology Corporation, a corporation organized and existing under the laws of the Cayman Islands (“Parent”), Lake Tahoe Investment Corporation, a corporation organized and existing under the laws of the Cayman Islands and a wholly-owned subsidiary of Parent (“Purchaser”), FCI Inc., a corporation organized and existing under the laws of the Republic of Korea (the “Company”), Mr. Kwang Jun Yun (the “Sellers’ Representative”), and the shareholders of the Company listed on Schedule A of this Agreement (collectively, “Sellers,” and individually, “Seller”).

RECITALS

A. As of the date hereof, Sellers own the number of shares of common stock and preferred stock of the Company set forth opposite their respective names on Schedule A, which constitute all of the issued and outstanding shares of capital stock of the Company, other than the Excluded Shares and the Unvested Company In-the-Money Options (the “Purchased Shares”).

B. Sellers wish to sell to Purchaser, and Purchaser wishes to purchase from Sellers, the Purchased Shares, upon the terms and subject to the conditions set forth herein. In addition, the holders of the Unvested Company In-the-Money Options wish to cancel, and Parent wishes to replace with new stock options of Parent all of the Unvested Company In-the-Money Options.

AGREEMENT

INTENDING TO BE LEGALLY BOUND, and in consideration of the premises and the mutual representations, warranties, covenants and agreements in this Agreement, the parties hereby agree as follows:

1. Definitions.

For purposes of this Agreement, the following terms shall have the following meanings, unless the context clearly requires otherwise:

1.1 “ADS Appreciation Ratio” shall mean a percentage determined by multiplying 0.9 by the difference between (i) the quotient obtained by dividing the average of the regular session closing prices of Parent’s American Depositary Shares for the twenty (20) trading days after the announcement of Parent’s fourth quarter, fiscal year 2007 earnings results by US$24.05 and (ii) one (1). If the foregoing product results in a negative number, then the ADS Appreciation Ratio shall be zero (0).

1.2 “Action” shall mean any civil, criminal, regulatory or administrative claim, action, suit, arbitration, proceeding or investigation by or before any court or other Governmental Authority or any arbitration proceeding.

1.3 “Adjusted Cash Consideration” shall mean the Cash Consideration less the payments made to the Company Special Shareholders pursuant to Section 2.2(a).

1.4 “Adjusted Company Common Share Equivalents” shall mean the Company Common Share Equivalents less (i) the Company Common Shares issuable upon cash exercise of all of the Unvested Company In-the-Money Options and (ii) the Company Common Shares held by the Company Special Shareholders.

1.5 “Adjusted Korean GAAP” shall mean generally accepted accounting principles and practices as in effect from time to time in Korea, provided, however, that any gross revenue from a sale of product or service to a Distributor of the Company shall be recognized at the time of resale thereof to an end-customer.

1.6 “Ancillary Agreements” shall mean the Investment Agreement, Escrow Agreement, and Employment Agreements.

1.7 “Assets” shall have the meaning set forth in Section 7.21(a).

1.8 “Audited Financial Statements” shall mean the financial statements of the Company, consisting of audited balance sheets and statements of income and cash flow of the Company, audited by independent public accountants, in accordance with generally accepted auditing standards in Korea, for its fiscal years ended as of December 31, 2004, December 31, 2005 and December 31, 2006, respectively.

1.9 “BOK Reports” shall mean any and all consents, approvals or authorizations of, filings with or notifications to the Bank of Korea required or necessary to be obtained, given or made for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

1.10 “Business” shall mean the business of the development and sale of products and services based on RF and derivative Intellectual Property technology, which have been conducted by the Company on or prior to the date hereof.

1.11 “Cash Consideration” shall mean five-ninth (5/9) of the Purchase Price.

1.12 “Closing” shall mean the consummation of all of the transactions as contemplated by Sections 2, 3 and 4.

1.13 “Closing Adjustment Amount” shall have that meaning set forth in Section 2.3(a).

1.14 “Closing Balance Sheet” shall mean the balance sheet (including the related notes and schedules thereto) of the Company as of the Closing Date, to be prepared based on the Projected Closing Balance Sheet in accordance with the Adjusted Korean GAAP pursuant to Section 7.7(d) and delivered to Purchaser three (3) days prior to the Closing.

1.15 “Closing Date” shall mean April 26, 2007, or such other date as may be agreed in writing by Purchaser and the Sellers’ Representative.

1.16 “Closing Net Asset Value” shall be the Net Assets of the Company set forth on the Final Closing Balance Sheet.

1.17 “Company Accounting Firm” shall mean Deloitte & Touche LLP.

1.18 “Company Common Shares” shall mean the common shares of the Company.

1.19 “Company Common Share Equivalents” shall mean all of (a) the Company Common Shares, (b) the Company Common Shares issuable on conversion of all of the Company Preferred Shares assuming conversion into the Company Common Shares at the conversion ratio of one (1) to one and one-fifth (1 1/5), and (c) the Company Common Shares issuable upon cash exercise of all of the Unvested Company In-the-Money Options.

1.20 “Closing Net Asset Statement” shall have the same meaning set forth in Section 2.3(b)

1.21 “Company Option” shall mean an option to purchase a Company Common Share.

1.22 “Company Preferred Shares” shall mean the preferred shares of the Company.

1.23 “Company Shares” shall mean the Company Common Shares and Company Preferred Shares.

1.24 “Company Special Shareholders” shall mean those Sellers who own less than forty thousand and one (40,001) Company Common Shares.

1.25 “CPA Firm” shall mean PricewaterhouseCoopers LLP or such other firm of independent certified public accountants of international recognition and standing, other than the respective auditors of Purchaser, Parent or the Company, as to which Sellers and Purchaser shall mutually agree.

1.26 “Customer Offerings” shall mean (a) the products that the Company or its subsidiary (i) currently develops, manufactures, markets, distributes, makes available, sells or licenses to third parties, (ii) has developed, manufactured, marketed, distributed, made available, sold or licensed to third parties within the previous three (3) years or (iii) currently is in the process of designing or developing, with plans to manufacture, market, distribute, make available, sell or license to third parties, and (b) the services that the Company or its subsidiary (i) currently provides or makes available to third parties, or (ii) has provided or made available to third parties within the previous three (3) years, or (iii) currently is in the process of developing and plans to provide or make available to third parties.

1.27 “Debt” shall mean all Indebtedness of the Company for any borrowed money.

1.28 “Direct Claim” and “Direct Claim Notice” shall have the respective meanings set forth in Section 13.6(a).

1.29 “Disclosure Schedule” shall have the meaning set forth in the introduction to Section 7.

1.30 “Distributor” shall mean any distributor of the relevant product or service of the Company, which purchases from the Company, and resell to end-customers, such product or service.

1.31 “Earn-Out Amount” shall mean Twelve Million U.S. Dollars (US$12,000,000).

1.32 “Earn-Out Dispute Notice” shall have the meaning set forth on Section 2.4(c).

1.33 “Earn-Out Statement” shall have the meaning set forth on Section 2.4(b).

1.34 “Employee Plan” shall mean all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, all employment rules or regulations, employee handbook, and all employment, termination, severance or other contracts, agreements or commitments (whether written or otherwise) to which the Company is a party or otherwise obligated, with respect to which the Company has any obligation or which are established, adopted, maintained, contributed to or sponsored by the Company for the benefit of any current or former employee, officer or director of the Company; provided, however, that the Employee Plan does not include any arrangement that has been terminated and completely wound up prior to the date of this Agreement and for which the Company has no present or potential liability.

1.35 “Employment Agreements” shall have the meaning set forth in Section 11.4.

1.36 “Employee Stock Ownership Partnership” or “ESOP” shall mean the employee stock ownership partnership of the Company.

1.37 “Encumbrance” shall mean any security interest, pledge, mortgage, lien (including, without limitation, environmental and tax liens), option, charge, encumbrance, claim, preferential arrangement or restriction of any kind, including without limitation any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

1.38 “Environmental Law” shall mean any applicable Law relating to pollution, industrial hygiene, occupational safety conditions, environmental conditions, land use, water and air quality, Hazardous Materials and protection of the environment, health or safety (occupational, product related or otherwise).

1.39 “Escrow” shall have the meaning set forth in Section 5.

1.40 “Escrow Agent” shall have the meaning set forth in Section 5.

1.41 “Escrow Agreement” shall have the meaning set forth in Section 5.

1.42 “Escrow Amount” shall have the meaning set forth in Section 5.

1.43 “Exchange Act” shall mean the United States Securities and Exchange Act of 1934, as amended.

1.44 “Exchange Rate” shall mean the noon buying rate in New York City for cable transfers in Korean Won as certified for customs purposes by the Federal Reserve Bank of New York as of the day immediately prior to the date of this Agreement.

1.45 “Excluded Shares” shall mean (a) the Company Common Shares held by such members of the Employee Stock Ownership Partnership as set forth in Schedule 1.45 and (b) the Company Shares held by the Non-Tendering Shareholders.

1.46 “Financial Statements” shall mean the Audited Financial Statements, the Interim Financial Statements and the Closing Balance Sheet.

1.47 “Final Adjustment Amount” shall have the meaning set forth in Section 2.3(b)

1.48 “Final Closing Balance Sheet” shall have the meaning set forth in Section 2.3(b)

1.49 “Governmental Authority” shall mean any Korean national, provincial or local or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body or other bodies which exercise executive, legislative, judicial, regulatory or administrative functions of or pertaining to any Law.

1.50 “Governmental Order” shall mean any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

1.51 “Hazardous Materials” shall mean any substance, material or waste whether solid, liquid, gaseous or any combination of the foregoing which listed, defined, designated or otherwise classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any applicable Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component, including, but not limited to, petroleum products, asbestos-containing materials, polychlorinated biphenyls, radon, urea formaldehyde insulation, and toxic mold.

1.52 “Indebtedness” shall mean, with respect to any Person; (a) all indebtedness of such Person, whether or not contingent, for borrowed money; (b) all obligations of such Person for the deferred purchase price of property or services; (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments; (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with Korean GAAP, recorded as capital leases; (f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities; and (g) all Indebtedness of others referred to in clauses (a) through (f) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness; (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss; (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered); or (iv) otherwise to assure a creditor against loss, and all Indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including without limitation accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

1.53 “Indemnified Party” and “Indemnifying Party” shall have the respective meanings set forth in Section 13.5(a).

1.54 “Intellectual Property” shall mean (a) inventions, whether or not patentable, whether or not reduced to practice, and whether or not yet made the subject of a pending patent application or applications; (b) ideas and conceptions of potentially patentable subject matter, including without limitation any patent disclosures, whether or not reduced to practice and whether or not yet made the subject of a pending patent application or applications; (c) national and multinational statutory invention registrations, patents, patent registrations and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations) and all rights therein provided by international treaties or conventions and all improvements to the inventions disclosed in each such registration, patent or application; (d) trademarks, service marks, trade dress, logos, trade names and corporate names, whether or not registered, including all common law rights, and registrations and applications for registration thereof, including without limitation all marks registered in the Korean Intellectual Property Office and in the trademark offices of other nations throughout the world, and all rights therein provided by international treaties or conventions; (e) copyrights (registered or otherwise) and registrations and applications for registration thereof, and all rights therein provided by international treaties or conventions; (f) computer software, including without limitation source code, operating systems and specifications, data, data bases, files, documentation and other materials related thereto, data and documentation; (g) trade secrets and confidential, technical and business information (including ideas, formulas, processes, compositions, inventions, and conceptions of inventions whether patentable or unpatentable and whether or not reduced to practice); (h) whether or not confidential, technology (including know-how), manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information; (i) copies and tangible embodiments of all the foregoing, in whatever form or medium; (j) all rights to obtain and rights to apply for patents, and to register trademarks and copyrights; and (k) all rights to sue or recover and retain damages and costs and attorneys’ fees for present and past infringement of any of the foregoing.

1.55 “Investment Agreement” shall have the meaning set forth in Section 4.1.

1.56 “Interim Financial Statements” shall mean the unaudited balance sheet and statement of income of the Company for the period from January 1, 2007 to February 28, 2007, prepared in accordance with the Adjusted Korean GAAP.

1.57 “Knowledge” when used with respect to the Company, shall mean the actual knowledge, after due inquiry with the relevant department heads, of Kwang Jun Yun, Sangwoo Han and Insoo Kim.

1.58 “Korea” shall mean the Republic of Korea.

1.59 “Korean GAAP” shall mean generally accepted accounting principles and practices as in effect from time to time in Korea.

1.60 “Law” shall mean any national, provincial, local or foreign statute, law, ordinance, regulation, rule, code, order, other requirement or rule of law.

1.61 “Leased Real Property” shall mean the Real Property leased by the Company.

1.62 “Liabilities” shall mean any and all debts, liabilities and obligations of any nature, whether accrued or fixed, absolute or contingent, matured or unmatured, known or unknown, liquidated or unliquidated, or determined or determinable, including without limitation those arising under any Law, Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

1.63 “Licensed Intellectual Property” shall mean all Intellectual Property licensed or sublicensed to the Company from a third party.

1.64 “Losses” shall have the meaning set forth in Section 13.1.

1.65 “Material Adverse Effect” shall mean any circumstance, change in, or effect on the Business or the Company that, individually or together with a series of related circumstances, changes in, or effects on, the Business or the Company: (a) is materially adverse to the Business, Assets, Liabilities, prospects, results of operations or the condition (financial or otherwise) of the Company; or (b) would materially adversely affect the ability of Purchaser or the Company immediately following the Closing to operate or conduct the Business in the manner in which it is currently operated or conducted by Sellers or the Company, except for (i) any and all changes in general economic or political conditions, (so long as the Company is not disproportionately affected thereby), (ii) any and all matters affecting companies in the same or similar industries as the Business, and (iii) any effect of the public announcement of the transactions contemplated by this Agreement on customers or revenue of the Business.

1.66 “Material Contracts” shall mean the contracts and agreements (including without limitation oral and informal arrangements) of the Company described on Section 7.16(a) or listed in Schedule 7.16(a), and all agreements relating to Intellectual Property set forth on Schedule 7.17(a).

1.67 “Net Assets” shall have that meaning as ascribed under the Adjusted Korean GAAP.

1.68 “Non-Disclosure Agreement” shall mean the Non-Disclosure Agreement, dated as of March 14, 2007, by and between Parent and the Company.

1.69 “Non-Tendering Shareholders” shall mean the shareholders of the Company who do not tender their Company Common Shares at the Closing for sale to Purchaser pursuant to this Agreement.

1.70 “Notice Period” shall have meaning set forth in Section 13.5(b)

1.71 “Ordinary Shares” shall mean the ordinary shares, par value US$0.01 per share, of Parent.

1.72 “Ordinary Share Exchange Ratio” shall have the meaning set forth in Section 2.2(c).

1.73 “Option Consideration” shall mean the aggregate exercise price, expressed in US Dollars based on the Exchange Rate, for all of the Unvested Company In-the-Money Options.

1.74 “Option Exchange Ratio” shall mean the quotient obtained by dividing the Per Share Consideration by $6.0125.

1.75 “Ordinary Course of Business” or “Ordinary Course” shall mean the ordinary course of business of the Company, Parent or Purchaser, as the case may be, consistent with past custom and practice (including, if applicable, with respect to quantity, frequency and amount).

1.76 “Ordinary Share Recipients” mean the Sellers, including the holders of the Company Preferred Shares but excluding the Company Special Shareholders.

1.77 “Owned Intellectual Property” shall mean all Intellectual Property in and to which the Company holds all right, title and interest.

1.78 “Parent Options” shall mean options to purchase Ordinary Shares to be granted to the Parent Plan in replacement of Company Options.

1.79 “Parent Plan” shall mean the 2005 Parent Equity Incentive Plan of Parent as set forth in Exhibit 1.79.

1.80 “Parent SEC Reports” shall have the meaning as set forth in Section 8.8.

1.81 “Party” shall mean any of the parties hereto, and “Parties” shall mean all of the parties hereto.

1.82 “Per Share Consideration” shall mean the Purchase Price divided by the Company Common Share Equivalents.

1.83 “Permits” shall mean all licenses, consents, exemptions, approvals, registrations, permits, certificates and other authorizations from or by any Governmental Authority, and applications thereof.

1.84 “Person” shall mean any individual, partnership, firm, corporation, association, foundation, trust, unincorporated organization or other entity, including without limitation any Governmental Authority.

1.85 “Post-Closing Adjustment Amount” shall equal the Final Adjustment Amount minus the Closing Adjustment Amount; provided, however, that (i) if the Closing Adjustment Amount was a negative amount and less than Three Hundred Thousand U.S. Dollars (US$300,000), then the Post-Closing Adjustment Amount shall be equal to the Final Adjustment Amount and (ii) if the Closing Adjustment Amount was a negative amount and more than Three Hundred Thousand U.S. Dollars (US$300,000), then, for the purpose of this definition, the Closing Adjustment Amount shall be reduced by Three Hundred Thousand U.S. Dollars (US$300,000) (e.g., if the Closing Adjustment Amount was a negative amount and Four Hundred Thousand U.S. Dollars (US$400,000), then the Closing Adjustment Amount would be reduced to negative One Hundred Thousand U.S. Dollars (US$100,000)). The Post-Closing Adjustment Amount can be either positive or negative.

1.86 “Product Margin” shall mean the quotient obtained by dividing Product Profits by Product Revenues, expressed as a percentage.

1.87 “Product Margin Target” shall mean for the year ending December 31, 2007, fifty three percent (53%).

1.88 “Product Profits” shall mean the Product Revenues minus the cost of wafer, assembly, testing and packing.

1.89 “Product Revenues” shall mean the total gross revenues of the Company; provided that any gross revenue from a sale of product or service to a Distributor of the Company shall be recognized at the time of resale thereof to an end-customer.

1.90 “Projected Closing Balance Sheet” shall have that meaning set forth in Section 7.7(d)

1.91 “Purchase Price” shall be Ninety Million U.S. Dollars (US$90,000,000) plus (i) the Post-Closing Adjustment Amount, (ii) the Closing Adjustment Amount and (ii) the Option Consideration.

1.92 “Purchased Shares” shall have the meaning set forth in the Recital.

1.93 “RF” means radio frequency.

1.94 “Real Property” shall mean the real property owned or leased by the Company.

1.95 “Registration Statement” shall have the meaning set forth in Section 4.2.

1.96 “Replacement Option” shall have the meaning set forth in Section 2.2(d).

1.97 “Replacement Option Agreement” shall have the meaning set forth in Section 2.2(d).

1.98 “Replacement Option Value” shall mean the Per Share Consideration multiplied by the Unvested Company In-the-Money Options.

1.99 “Revenue Target” shall mean Product Revenues of the Company of Thirty-Three Million U.S. Dollars (US$33,000,000) for calendar year ending December 31, 2007.

1.100 “Securities Act” shall mean the United States Securities Act of 1933, as amended.

1.101 “Securities and Exchange Commission” or “SEC” shall have the meaning set forth in Section 4.2.

1.102 “Sellers’ Objection” shall have the meaning set forth in Section 2.3(c).

1.103 “Sellers’ Representative” shall have the meaning set forth in the preamble to this Agreement.

1.104 “Stock Consideration” shall mean four-ninth (4/9) of the Purchase Price less the Replacement Option Value.

1.105 “Tangible Personal Property” shall have the meaning set forth in Section 7.19.

1.106 “Tax” shall mean, whether direct or indirect and whether levied by reference to income, profits, gains, net wealth, asset values, turnover, added value or other reference and statutory, governmental, state, provincial, local governmental or municipal impositions, duties, rates and levies, whenever and wherever imposed (whether imposed by way of a withholding or deduction for or on account of tax or otherwise) and in respect of any Person and all penalties, charges, costs and interest relating thereto.

1.107 “Tax Authority” shall mean any taxing or other authority competent to impose any liability in respect of Tax or responsible for the administration and/or collection of Tax or enforcement of any law in relation to Tax.

1.108 “Third Party Claim” and “Third Party Claim Notice” shall have the respective meanings set forth in Section 13.5(a).

1.109 “Threshold” shall have the meaning set forth in Section 13.2.

1.110 “Unresolved Objection” shall have the meaning set forth in Section 2.4(d).

1.111 “Unvested Company In-the-Money Options” shall be those unvested options to purchase Company Common Shares with an exercise price of less than the Per Share Consideration, calculated based on the Exchange Rate.

1.112 “U.S. GAAP” shall mean generally accepted accounting principles and practices as in effect from time to time in the United States.

2. Purchase of Purchased Shares.

2.1 Purchase and Sale of Purchased Shares. At the Closing and on the terms and subject to the conditions set forth in this Agreement, Sellers shall sell and deliver to Purchaser, and Purchaser shall purchase from Sellers and pay therefor, the Purchased Shares, free and clear of any and all Encumbrances and in suitable form for transfer to Purchaser.

2.2 Purchase Price. At the Closing, Purchaser and Parent shall jointly and severally pay the Purchase Price as follows:

(a) The Per Share Consideration shall be paid in cash to the Company Special Shareholders, on a per share basis.

(b) The Adjusted Cash Consideration shall be paid, on a per share basis, to Sellers other than the Company Special Shareholders.

(c) The Ordinary Shares shall be issued, as described in Section 4.1 below to the Ordinary Share Recipients. The number of Ordinary Shares issuable to the Ordinary Share Recipients per Company Common Share shall be equal to the amount obtained by (i) dividing the Stock Consideration by the Adjusted Company Common Share Equivalents and (ii) taking the quotient derived from clause (i) and dividing that by $6.0125 (the “Ordinary Share Exchange Ratio”), and the number of Ordinary Shares to be issued to the Ordinary Share Recipients per Company Preferred Share shall be equal to the amount obtained by multiplying the (x) the Ordinary Share Exchange Ratio and (y) one point two (1.2).

(d) Parent Options shall be issued in replacement of Unvested Company In-the-Money Options. The number of Parent Options to be issued (the “Replacement Options”) shall be determined by multiplying the Unvested Company In-the-Money Options by the Option Exchange Ratio. The exercise price for the Replacement Options shall be determined by multiplying the then current exercise price for the Unvested Company In-the-Money Options by the Exchange Rate and dividing the resulting product by the Option Exchange Ratio. Parent Options issued pursuant to this Section 2.2(d) shall be issued pursuant to the Parent Plan and shall continue to vest as set forth in the form attached hereto as Exhibit 2.2(d) (the “Replacement Option Agreement”). Schedule 2.2(d) sets forth all of the outstanding Company Options, amount vested, amount expected to be vested on the Closing Date, and vesting schedule for each Company Option.

(e) No fraction of an Ordinary Share or Parent Option exercisable for a fraction of an Ordinary Share will be issued in the transactions contemplated by this Agreement. In lieu of such issuance, all Ordinary Shares issued to the Ordinary Share Recipients shall be rounded to the closest whole Ordinary Share, and the number of Ordinary Shares subject to any Parent Option shall be rounded to the nearest whole number of Ordinary Shares.

(f) Schedule 2.2(f) sets forth all of the Company Common Share Equivalents together with a pro-forma calculation of consideration to be paid pursuant to this Agreement. Schedule 2.2(f) shall be revised and updated as of the Closing Date reflecting any changes in Company Common Share Equivalents or the Purchase Price.

(g) The cash payments described herein shall be paid by Parent or Purchaser to the account specified in writing by the Sellers’ Representative no later than three (3) days prior to the Closing Date, and shall be distributed pursuant to the instructions delivered by the Sellers’ Representative.

2.3 Net Asset Adjustment.

(a) At least three (3) days prior to the Closing, Sellers shall prepare, or cause to be prepared, and deliver to Purchaser the Closing Balance Sheet. The Purchase Price shall be (i) decreased by the amount that the Net Assets in such updated Projected Closing Balance Sheet is less than the Net Assets set forth on the Company’s balance sheet as of December 31, 2006 or (ii) increased by the amount that the Net Assets in such updated Projected Closing Balance Sheet exceeds the Net Assets set forth on the Company’s balance sheet as of December 31, 2006 (the “Closing Adjustment Amount”) provided, however, that any such negative adjustment shall only be made to the extent such amount exceeds Three Hundred Thousand U.S. Dollars (US$300,000), in which case the amount of the negative adjustment would be only the amount in excess of Three Hundred Thousand U.S. Dollars (US$300,000).

(b) As soon as practicable, but in no event more than sixty (60) days, following the Closing, Purchaser shall prepare, or cause to be prepared, and deliver to the Sellers’ Representative the “Final Closing Balance Sheet” of the Company as of the Closing, which shall be prepared in accordance with the Company’s current accounting methods, policies, practices and procedures under the Adjusted Korean GAAP and in the same manner, with consistent classification and estimation methodology, as the Projected Closing Balance Sheet was prepared. Upon completion of the Final Closing Balance Sheet, Purchaser shall derive the Closing Net Asset Value from the Final Closing Balance Sheet, and deliver a statement of such calculation of the Final Adjustment Amount the Closing Net Asset Statement to the Sellers’ Representative. The “Final Adjustment Amount” shall be the amount equal to Closing Net Asset Value minus the Net Assets set forth on the Company’s balance sheet as of December 31, 2006.

(c) Sellers shall complete its review of the Final Closing Balance Sheet and Purchaser’s calculation of the Closing Net Asset Value within thirty (30) days after delivery thereof to the Sellers’ Representative by Purchaser. If the Sellers’ Representative disputes all, any part or basis of the Closing Net Asset Statement, the Sellers’ Representative shall, on or before the last day of such thirty (30)-day period, so inform Purchaser in writing (the “Sellers’ Objection”), setting forth a description of the basis of Sellers’ determination and proposed adjustments to the Closing Net Asset Statement and the corresponding adjustments to the Closing Net Asset Value that the Sellers’ Representative believes should be made. If no Sellers’ Objection is received by Purchaser on or before the last day of such thirty (30)day period, then the Closing Net Asset Value set forth on the Closing Net Asset Statement delivered by Purchaser shall be final, conclusive and binding upon the Parties. Purchaser shall have thirty (30) days from its receipt of the Sellers’ Objection to review and respond to the Sellers’ Objection.

(d) If Purchaser and the Sellers’ Representative are unable to resolve all of their disagreements with respect to the proposed adjustments set forth in the Sellers’ Objection within forty-five (45) days following Purchaser’s receipt of the Sellers’ Objection, they shall refer any remaining disagreements to the CPA Firm, which, acting as experts and not as arbitrators, shall determine, on the basis set forth in and in accordance with Section 2.3(a), and only with respect to the remaining differences so submitted, whether and to what extent, if any, the Closing Net Asset Statement and the Closing Net Asset Value require adjustment. Purchaser and the Sellers’ Representative shall instruct the CPA Firm to deliver its written determination to Purchaser and the Sellers’ Representative no later than thirty (30) days after the remaining differences underlying the Sellers’ Objection are referred to the CPA Firm. The CPA Firm’s determination shall be final, conclusive and binding upon Purchaser and Sellers. The fees and disbursements of the CPA Firm shall be borne equally by Purchaser and Sellers. Purchaser and Sellers shall make readily available to the CPA Firm all relevant books and records and any work papers (including those of the parties’ respective accountants, to the extent permitted by such accountants) relating to the Closing Net Asset Statement and the Sellers’ Objection and all other items reasonably requested by the CPA Firm in connection therewith.

(e) Sellers shall have full access to all information used by Purchaser in preparing the Closing Net Asset Statement, including the work papers of its accountants (to the extent permitted by such accountants).

(f) The Purchase Price shall be further adjusted by the Post-Closing Adjustment Amount. If the Post-Closing Adjustment Amount is a negative number in excess of Three Hundred Thousand U.S. Dollars (US$300,000), then the Purchase Price shall be decreased by the Post-Closing Adjustment Amount to the extent such amount is in excess of Three Hundred Thousand U.S. Dollars (US$300,000) and Purchaser shall withdraw in cash after the final determination thereof this amount from the Escrow in accordance with the Escrow Agreement, without regard to any Threshold set forth in Section 13 hereof. If the Post-Closing Adjustment Amount is a positive number, then the Purchase Price shall be increased by the Post-Closing Adjustment Amount and Purchaser and Parent shall promptly (and in any event within one calendar week) after the final determination thereof pay to Sellers the Post-Closing Adjustment Amount in cash, without regard to any Threshold set forth in Section 13 hereof.

(g) Notwithstanding anything herein to the contrary, if the amount that would otherwise constitute the Post-Closing Adjustment Amount (as such Post-Closing Adjustment Amount, if a negative number, is reduced by Three Hundred Thousand U.S. Dollars (US$300,000) pursuant to Section 2.3(f)) is equal to or less than One Hundred Thousand U.S. Dollars (US$100,000), no adjustment to the Purchase Price or the Cash Consideration shall be made and no Post-Closing Adjustment Amount shall be payable to Sellers or Purchaser/Parent, as the case may be.

2.4 Earn-Out.

(a) In addition to the Purchase Price, if the Company meets or exceeds (i) the Revenue Target and (ii) the Product Margin Target, Purchaser shall pay in cash to Sellers, on a pro-rata basis, the Earn-Out Amount less the product of the Stock Consideration and the ADS Appreciation Ratio (the “Earn-Out”) exclusive of any Tax, fees or other expenses of any kind; provided that the exchange rate shall be fixed at the Exchange Rate for the calculation of the Earn-Out. The Earn-Out shall not exceed the Earn-Out Amount.

(b) Within ten (10) business days after the announcement date of Parent’s fourth quarter fiscal year 2007, Purchaser shall prepare, or cause to be prepared, and deliver to the Sellers’ Representative (i) a statement setting forth the Product Revenues for the calendar year 2007, each component used in the calculation thereof, the ADS Appreciation Ratio and the amount of the Earn-Out determined in accordance with Section 2.4(a) (the “Earn-Out Statement”), which shall be prepared in accordance with the Adjusted Korean GAAP, at Purchaser’s cost and expense, and (ii) such documentation, if any, as may be reasonably necessary to enable the Sellers’ Representative to determine such amount. Concurrently with the delivery of the Earn-Out Statement, Purchaser shall deposit into a nominated account as established by the Sellers’ Representative for payment to Sellers, on a per share basis, the amount of the Earn-Out, if any, specified in the Earn-Out Statement.

(c) After receipt from Purchaser of the Earn-Out Statement and, if applicable, the Earn-Out, Sellers shall have the right, at its cost and expense, and upon not less than seven (7) days’ prior written notice to Purchaser, to (i) meet with Purchaser and the Company Accounting Firm to discuss Purchaser’s calculation of the amount of the Product Revenues, the ADS Appreciation Ratio and the Earn-Out as set forth in the Earn-Out Statement and (ii) have reasonable access during normal business hours to inspect the books and records of the Company and working papers (including those prepared by advisors and other third parties, to the extent permitted thereby) relating to such calculation. If the Sellers’ Representative fails to challenge Purchaser’s determination of the Product Revenues, the ADS Appreciation Ratio and the amount of the Earn-Out by the delivery of a written notice to Purchaser (the “Earn-Out Dispute Notice”) within sixty (60) days after receipt by the Sellers’ Representative of the Earn-Out Statement, such determination by Purchaser shall be final, conclusive and binding for all purposes of this Agreement.

(d) In the event that Sellers disputes Purchaser’s determination of the amount of the Product Revenues, the ADS Appreciation Ratio and/or the amount of the Earn-Out, the Sellers’ Representative shall so notify Purchaser by delivering a Earn-Out Dispute Notice to Purchaser within the period set forth in Section 2.4(c) (the amount of any disputed Contingent Payment being referred to herein as the “Disputed Contingent Payment”). In the event of such a dispute, Sellers and Purchaser shall first use diligent, good faith efforts to resolve such dispute between them. If they are unable to resolve the dispute within thirty (30) days after the delivery of the Earn-Out Dispute Notice, then the dispute shall be submitted to the CPA Firm for determination in accordance with the following provisions:

(i) Purchaser and the Sellers’ Representative shall submit to the CPA Firm, within ten (10) days after the date of the engagement of the CPA Firm (as evidenced by the date of the engagement letter), copies of (A) the Earn-Out Statement, (B) the Earn-Out Dispute Notice and (C) a list of all unresolved objections raised by Sellers with respect to the calculation of the amount of the Earn-Out (the “Unresolved Objections”). Each of Purchaser and the Sellers’ Representative shall submit to the CPA Firm (with a copy delivered to the other Party on the same day), within thirty (30) days after the date of the engagement of the CPA Firm, a memorandum (which may include supporting exhibits) setting forth their respective positions on the Unresolved Objections. Each of Purchaser and the Sellers’ Representative may (but shall not be required to) submit to the CPA Firm (with a copy delivered to the other Party on the same day), within sixty (60) days after the date of the engagement of the CPA Firm, a memorandum responding to the initial memorandum submitted to the CPA Firm by the other Party. Unless requested by the CPA Firm in writing, neither Purchaser nor the Sellers’ Representative may present any additional information or arguments to the CPA Firm, either orally or in writing; provided, however, that each party shall have the right to respond to the CPA Firm’s requests directed to the other Party.

(ii) The CPA Firm shall prepare and distribute to the Parties a writing setting forth the CPA Firm’s determination of the Unresolved Objections, the CPA Firm’s reasons therefor and the amount of the Earn-Out calculated pursuant thereto; provided, however, that the CPA Firm shall not change nor deviate from the calculation of any item not specifically challenged in the Unresolved Objections. Any decision rendered by the CPA Firm shall be final, conclusive and binding upon the Parties, and judgment thereon may be entered and enforced in any court of competent jurisdiction.

(iii) The fees and expenses of the CPA Firm in connection with the resolution of disputes pursuant to this paragraph (d) shall be shared equally by Purchaser and Sellers; provided, however, that if the CPA Firm determines that one Party has adopted a position or positions that is or are frivolous or clearly without merit, the CPA Firm may, in its discretion, assign a greater portion of such fees and expenses to such Party.

(e) From the Closing Date through December 31, 2007, except as otherwise contemplated by this Agreement or as the Sellers’ Representative otherwise agrees in writing in advance, Purchaser and Parent shall conduct, and shall cause its affiliates to conduct, the Business in the Ordinary Course of Business and use all commercially reasonable efforts to preserve intact the Business and its relationship with its customers, sales representatives, suppliers, Distributors, creditors, employees and other third parties with which the Company transacts business, shall use commercially reasonable efforts to maximize the Product Profits, the Product Revenues and the Product Margin during the year ending December 31, 2007, shall provide adequate financial and other supports to the Company in connection with the Business and shall not transfer out of the Business any Customer Offerings (or any derivative product therefrom) offered or planned to be offered by the Company as of the Closing; provided that in the event of any Customer Offering is bundled with another product which is not a product of the Business, such portion of gross revenues therefrom attributable to the Customer Offerings shall be included in the calculation of the Product Profits, the Product Revenues and the Product Margin.

2.5 Delivery of Shares; Remittance of Consideration. At the Closing, each Seller shall surrender such certificates or other documentation to Parent or Purchaser together with such other duly executed documentation as may be reasonably required by Parent, Purchaser or its counsel to effect a transfer of such shares to Purchaser. In addition, Ordinary Share Recipients shall be required to execute a counterpart of the Investment Agreement pursuant to Section 4.1 and such other documentation as may be reasonably required by Parent’s share transfer agent.

3. Closing.

3.1 Place of Closing. The Closing shall be effected at the offices of Kim & Chang, 222 Naeja-dong, Jongno-gu, Seoul, Korea, or such other place as may be agreed in writing by Purchaser and the Sellers’ Representative, on the Closing Date.

3.2 Effectiveness of the Closing. The Closing will be effective as of the close of business on the Closing Date, provided that all of the transactions contemplated by Sections 2.1, 2.2, 2.3(a), 2.5 and 3 have been consummated.

3.3 Documents. On the Closing Date, as described in Section 2.5, Sellers shall deliver to Purchaser the original stock certificates representing the Purchased Shares, in suitable form for transfer, and the Parties shall exchange and deliver the certificates, opinions and other documents required under this Agreement, together with such other documents as Purchaser’s counsel and Sellers’ counsel shall deem necessary to effect the Closing.

4. Ordinary Shares.

4.1 Issuance. On or prior to the Closing Date, each Ordinary Share Recipient shall execute and deliver to Parent, and Parent shall execute and deliver to each Ordinary Share Recipient, an investment agreement to Parent in the form attached hereto as Exhibit 4.1 (the “Investment Agreement”) under which Parent shall issue and sell to such Ordinary Share Recipient, and Sellers shall subscribe for and purchase, the Ordinary Shares as described in Section 2.2. At the Closing, Parent shall deliver (a) the portion of the Ordinary Shares corresponding to the Escrow Amount to the Escrow Agent according to the Escrow Agreement described in Section 5 below and (b) Ordinary Shares to the Ordinary Share Recipients in the amounts set forth on Schedule 2.2(f).

4.2 Registration. Parent shall register the Ordinary Shares (and ADS representing such Ordinary Shares) issued pursuant to this Agreement and the Ordinary Shares (and ADS representing such Ordinary Shares) issuable pursuant to exercise of Replacement Options or the new restricted stock options of Parent to be granted pursuant to Section 10.4 with the United States Securities and Exchange Commission (“SEC”) pursuant to the Securities Act (the “Registration Statement”). The purpose of such registration is to permit the resale of the Ordinary Shares in the United States by Sellers without restrictions imposed on the sale of “restricted securities” under the Securities Act. The registration will be effected by the filing of a registration statement with the SEC. The timing of registration and the rights and obligations of Parent and Ordinary Share Recipients with respect to such registration shall be governed by the Investment Agreement.

4.3 Restrictions on Transfer; Legends. Until the Registration Statement has been declared effective by the SEC pursuant to the Securities Act, Ordinary Share Recipients may not offer to sell, sell, contract to sell, pledge or otherwise transfer or dispose of, directly or indirectly, the Ordinary Shares other than pursuant to an available exemption from the registration requirements of the Securities Act. Share certificates representing shares of Ordinary Shares issued to the Ordinary Share Recipients will contain customary legends restricting the transfer of the Ordinary Shares and Parent will notify its transfer agent of such restrictions; which legends will be removed from an Ordinary Share certificate at the request of the relevant Ordinary Share Recipient or another holder thereof in connection with the proposed transfer thereof, including, in the case of the securities Laws legend, receipt by Parent of an opinion of counsel, in form and substance satisfactory to Parent, or a no-action letter from the SEC addressed to Parent, to the effect that registration under the Securities Act is unnecessary in respect of such proposed transfer, in reliance upon SEC Rule 144 or 145 or such other available exemption under the Securities Act, and that such legend is not required by law to appear on such certificate.

5. Escrow Agreement.

At the Closing, Parent, Purchaser, Sellers’ Representative and the Escrow Agent shall enter into an escrow agreement in the form attached hereto as Exhibit 5.1 (the “Escrow Agreement”) with Citibank Korea (the “Escrow Agent”) under which Ordinary Shares and cash having a value of Thirteen Million and Five Hundred Thousand U.S. Dollars (US$13,500,000) (the “Escrow Amount”) shall be deposited with the Escrow Agent to be held in escrow to secure claims by Parent or Purchaser for indemnification claims pursuant to Section 13 and pursuant to the terms and conditions set forth in the Escrow Agreement (the “Escrow”). Schedule 2.2(f) sets forth the amount of Ordinary Shares and cash comprising the Escrow Amount on a per shareholder basis.

6. Representations and Warranties of Sellers.

As of the date of this Agreement, each Seller severally, and not jointly, represents and warrants to, and agrees with, Purchaser and Parent as follows:

6.1 Organization, Authority and Qualification of Sellers. Such Seller has all necessary power and authority to enter into this Agreement and the Ancillary Agreements to which he or it will become a party, to carry out his or its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements to which such Seller will become a party have been or will be duly executed and delivered by such Seller, and (assuming due authorization, execution and delivery by Purchaser and Parent or such other parties thereto) this Agreement and the Ancillary Agreements, when executed and delivered, will constitute legal, valid and binding obligations of such Seller enforceable against such Seller in accordance with their terms. Such Seller has not taken any action to rescind its power-of-attorney agreement with the Sellers’ Representative.

6.2 Ownership of the Purchased Shares. Schedule A accurately and correctly sets out the Purchased Shares owned by such Seller. All of the Purchased Shares specified as owned by such Seller =are free and clear of any Encumbrances and represent the entire interest of such Seller in the Company, and such Seller has no other interest in the Company, contingent or otherwise.

6.3 No Conflict. The execution, delivery and performance of this Agreement by such Seller does not and will not (a) violate, conflict with or result in the breach of any provision of the articles of incorporation (or similar organizational documents), if any, of such Seller; (b) assuming the receipt of all consents, approvals, waivers and authorizations and the making of the notices and filings set forth on Schedule 6.4, conflict with or violate (or cause an event which could have a Material Adverse Effect as a result of) any Law or Governmental Order applicable to such Seller; or (c) assuming the receipt of all consents, approvals, waivers and authorizations and the making of notices and filings set forth on Schedule 6.4 or required to be made or obtained by Purchaser, Parent or the Company, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on such Purchased Shares as held by such Seller pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, sublicense, Permit, franchise or other instrument or arrangement to which such Seller is a party or by which any of the Purchased Shares is bound or affected, other than as set forth on Schedule 6.3 and, in the case of clauses (ii) and (iii), conflicts, breaches, defaults, cancellations, accelerations, losses, violations or Encumbrances that would not, individually or in the aggregate, impair or delay such Seller’s ability to perform its obligations hereunder.

6.4 Consents and Approvals. Except as set forth on Schedule 6.4, the execution, the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, by such Seller do not and will not require any consent, approval or authorization of, filing with or notification to any Governmental Authority, creditor or other Person, other than, in the case of Section 6.3(b) and (c) above, conflicts, breaches, defaults, cancellations, accelerations, losses, violations or Encumbrances that would not, individually or in the aggregate, impair or delay such Sellers’ ability to perform its obligations hereunder.

6.5 Brokers. Except as set forth on Schedule 6.5, no broker or finder is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Seller.

6.6 Residency. Such Seller is not a U.S. Person, as such term is defined under Rule 902(k) of Regulation S, promulgated under the Securities Act.

7. Representations and Warranties of the Company.

Except as set forth in a correspondingly numbered schedule (the “Disclosure Schedule”) delivered to Purchaser and Parent dated as of the date of this Agreement, the Company represents and warrants to Purchaser that all representations and warranties contained in this Section 7 are true as of the date hereof and as of the Closing. On or prior to the Closing, the Company shall prepare and deliver an updated Disclosure Schedule reflecting any update or change that occurred or came into existence (or became known or material, as the case may be, where the applicable section is qualified by Knowledge, Material Adverse Effect or any other standard of materiality) after the date hereof. All references in the subsections of this Section 7 to “Company” shall include the Company’s subsidiaries except to the extent specifically excluded or except as otherwise clearly required by the context. The disclosures set forth in the Disclosure Schedule shall apply to all representations and warranties under this Agreement so long as such disclosures identifies by section number the section and subsection to which such disclosure relates (provided, however, that the Company shall be deemed to have adequately disclosed with respect to any section or subsection any matters that are clearly described elsewhere in such document if a reader(s) who has not been actively involved in the Company but is generally familiar with the Business can understand the applicability of such disclosure to such non-referenced sections or subsections). No update or change in the Disclosure Schedule will affect a determination of whether a breach of any representation or warranty in this Section 7 has occurred, which determination shall be made as if such update had not been delivered; provided, however, that updates and changes made with respect to contracts or other actions for which Purchaser has granted its written consent or any non-material update or change in the Disclosure Schedule which would not result in a Loss or Losses to Purchaser in excess of Fifty Thousand U.S Dollars (US$50,000) individually or One Hundred Thousand U.S Dollars (US$100,000) in the aggregate shall not be included in any determination of whether a breach of any representation or warranty in this Section 7 has occurred (and shall not be included in any calculation of Losses related to any indemnity amount or the Threshold under Section 13). The inclusion of any information in any section of the Disclosure Schedule or other documents made available or delivered by the Company pursuant to this Agreement shall be not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever. As of the date of this Agreement, the Company represents and warrants to, and agrees with, Purchaser and Parent as follows:

7.1 Organization, Authority and Qualification of the Company. The Company is a corporation duly organized and validly existing under the laws of Korea and has all necessary power and authority to own, operate or lease the Assets now owned, operated or leased by it and to carry on the Business as it has been and is currently conducted and to execute, deliver and perform this Agreement and the Ancillary Agreements to which it will become a party. Except as set forth on Schedule 7.1, all corporate actions taken by the Company have been duly authorized, and the Company has not taken any action that in any material respect conflicts with, constitutes a default under or results in a violation of any provision of its articles of incorporation (or similar organizational documents). A true and correct copy of the articles of incorporation (or similar organizational documents) of the Company, as in effect on the date hereof, has been delivered by the Company to Purchaser or Parent.

7.2 Capital Stock of the Company. Schedule A contains a true and accurate listing of all issued and outstanding shares of capital stock of the Company. Except as set forth on Schedule 7.2, the Purchased Shares and the Excluded Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and constitute all of the issued and outstanding shares of capital stock of the Company. None of the Purchased Shares was issued in violation of any preemptive rights. Schedule 2.2(d) lists all of the outstanding Company Options that have been issued by the Company and not exercised as of the date hereof. Except for such options, there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Company or obligating Sellers or the Company to issue or sell any shares of capital stock of, or any other interest in, the Company. Except as set forth on Schedule 7.2, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any of the Purchased Shares or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

7.3 Subsidiaries. Except as set forth on Schedule 7.3, the Company has no subsidiaries or branches and representative offices, proprietary interests or investments in securities, other than those held from time to time as short-term investments for the utilization of idle cash, and does not control, through stock ownership or otherwise, any corporation, partnership, joint venture, unincorporated association or other business entity.

7.4 Corporate Books and Records. The minute books of the Company contain accurate records of all meetings and accurately reflect all other corporate actions and decisions taken or subsequently ratified by the shareholders, board of directors of the Company in all material respects. Complete and accurate copies of all such minute books and of the stock register of the Company have been provided by the Company to Purchaser or Parent.

7.5 No Conflict. The execution, delivery and performance of this Agreement by the Company and Sellers does not and will not (a) violate, conflict with or result in the breach of any provision of the articles of incorporation (or similar organizational documents) of the Company; (b) assuming the receipt of all consents, approvals, waivers and authorizations and the making of the notices and filings set forth on Schedule 7.6, conflict with or violate (or cause an event which could have a Material Adverse Effect as a result of) any Law or Governmental Order applicable to the Assets, Business or the Company; or (c) assuming the receipt of all consents, approvals, waivers and authorizations and the making of notices and filings set forth on Schedule 7.6 or required to be made or obtained by Purchaser, Seller or the Company, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the Purchased Shares or on any of the Assets pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, sublicense, Permit, franchise or other instrument or arrangement to which the Company is a party or by which any of the Purchased Shares or any of such Assets is bound or affected other than, in the case of clauses (b) and (c) above, conflicts, breaches, defaults, cancellations, accelerations, losses, violations or Encumbrances that would not have, individually, or in the aggregate, a Material Adverse Effect.

7.6 Consents and Approvals. The execution, delivery and performance of this Agreement by the Company does not and will not require any consent, approval, permit, authorization, filing or notification to any Governmental Authority, creditor or other Person, except as set forth in Schedule 7.6, all of which shall be acquired or made, as the case may be, prior to the Closing Date.

7.7 Financial Statements and Books and Records.

(a) True and complete copies of the Audited Financial Statements and the Interim Financial Statements have been delivered by the Company to Purchaser and are attached hereto as Schedule 7.7(a). The Audited Financial Statements and the Interim Financial Statements (i) were prepared in accordance with the books of account and other financial records of the Company; (ii) present fairly the financial condition and results of operations of the Company as of the respective dates thereof or for the respective periods covered thereby; (iii) have been prepared in accordance with Korean GAAP applied on a basis consistent with the past practices of the Company; and (iv) include all adjustments that are necessary for a fair presentation of the consolidated financial condition of the Company and the results of the operations of the Company as of the respective dates thereof or for the respective periods covered thereby; that the Interim Financial Statements are subject to normal year-end adjustments and the absence of notes.

(b) The books of account and other financial records of the Company (i) accurately reflect in all material respects items of income and expense and all Assets and Liabilities required to be reflected therein in accordance with Korean GAAP applied on a basis consistent with the past practices of the Company; (ii) are complete and correct in all material respects, and do not contain or reflect any material inaccuracies or discrepancies; and (iii) have been maintained in accordance with good accounting practices in all material respects.

(c) There has been no change in Company’s accounting policies or the methods of making accounting estimates or changes in estimates that are material to the Financial Statements, other than as set forth in the Financial Statements. Schedule 7.7(c) lists, and the Company has delivered to Parent copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S K promulgated by the SEC) effected by Company since December 31, 2006. Except as set forth in the Financial Statements, there are no liabilities, claims or obligations of any nature, whether accrued, absolute, contingent, anticipated or otherwise, whether due or to become due, that are required to be shown in the Financial Statements in accordance with Korean GAAP. Except as disclosed in the Financial Statements, Company is not a guarantor or indemnitor of any indebtedness of any other Person.

(d) Attached as Schedule 7.7(d) is the “Projected Closing Balance Sheet” for the Company based on an assumed Closing Date of April 26, 2007 and reasonable assumptions relating to the operation of the business conducted by the Company between the date of this Agreement and the Closing Date which shall be prepared on a basis consistent with the Audited and Interim Financial Statements, as adjusted pursuant to the Adjusted Korean GAAP.

7.8 No Undisclosed Liabilities. Except as set forth on Schedule 7.8, there are no Liabilities of the Company, other than the Liabilities reflected or reserved against on the Financial Statements and Liabilities that have arisen after the date of the Interim Financial Statements in the Ordinary Course of Business. Reserves are reflected on the Financial Statements against all Liabilities of the Company in amounts that have been established on a basis consistent with the past practices of the Company and in accordance with Korean GAAP applied consistently during the periods indicated. Other than as reflected on the Financial Statements, there are no contracts, agreements, transactions or obligations between Sellers and the Company. Except as set forth on Schedule 7.8, the Company has paid all dividends or other distributions, if any, that are or may become payable with respect to the shares of preferred stock of the Company for the periods preceding the Closing Date.

7.9 Accounts Receivable. Except to the extent, if any, reserved for on the Financial Statements or set forth on Schedule 7.9, all accounts receivable reflected on the Financial Statements and all accounts receivable existing on the Closing Date have arisen from the sale of goods or services in the Ordinary Course of Business and, except for those accounts receivable that have been collected, constitute only valid, undisputed claims of the Company which are not subject to valid claims of set-off or other defenses or counterclaims other than normal cash discounts accrued or returns in the Ordinary Course of Business. Except as set forth on Schedule 7.9, all accounts receivable reflected on the Financial Statements or arising from the date thereof until the Closing (subject to the reserve for bad debts, if any, reflected on the Financial Statements), unless already collected, are or will be as of the Closing Date good and collectible, without resort to litigation or extraordinary collection activity, within ninety (90) days after the Closing Date.

7.10 Permits. Schedule 7.10 describes all material Permits from Governmental Authorities necessary to conduct the Business, all of which have been secured and are valid and in full force and effect and there is no Action which would or is reasonably likely to, result in the suspension, cancellation, modification or revocations of any of its Permits. None of such Permits shall be invalidated or become voidable as a result of the consummation of the transactions contemplated hereby. No consent, approval or notice is necessary in connection with the consummation of the transactions contemplated hereby in order to maintain in full force and effect all of such Permits. The Company is in material compliance with the terms and conditions of all such Permits. Except as specified on Schedule 7.10, all such Permits are renewable in the Ordinary Course of Business.

7.11 Conduct in the Ordinary Course of Business; Absence of Certain Changes, Events and Conditions. Since February 28, 2007, the Business has been conducted in the Ordinary Course of Business. As amplification and not limitation of the foregoing, since February 28, 2007, except as disclosed on Schedule 7.11:

(a) the Company has not been served notice of any failure to pay any creditor any amount owed to such creditor when due;

(b) the Company has not redeemed any of the capital stock or declared, made or paid any dividends or distributions (whether in cash, securities or other property) to the holders of capital stock of the Company or otherwise;

(c) the Company has not issued or sold any capital stock, notes, bonds or other securities of the Company, or any option, warrant or other right to acquire the same, or any other interest in the Company;

(d) the Company has not failed to maintain the Assets in accordance with good business practice and in good operating condition and repair;

(e) the Company has not incurred, or guaranteed, any Indebtedness in excess of Twenty Million Korean Won (KRW20,000,000) individually or Sixty Million Korean Won (KRW60,000,000) in the aggregate;

(f) the Company has not suffered any Material Adverse Effect;

(g) the Company has not agreed, whether in writing or otherwise, to take any of the actions specified in this Section 7.11 or make any commitment with respect to any of the actions specified in this Section 7.11, except as expressly contemplated by this Agreement;

(h) the Company has not made any increase in the compensation or benefits payable or to become payable to any employee of the Company;

(i) the Company has not made any sale, transfer or disposal or purchase of properties or assets with a value in excess of Twenty Million Korean Won (KRW20,000,000) other than in the Ordinary Course of Business; or

(j) the Company has not made any payment or distribution of any funds or assets of the Company to any Seller or any other affiliate other than payments for goods and services (including employment) by the Company to Seller or an affiliate based on arms-length transactions.

7.12 Customers, Distributors and Suppliers. Schedule 7.12 contains a true and complete list of all customers, distributors, representatives and agents of the Company and a description of their respective relationships with the Company. Schedule 7.12 contains a true and complete list of all Persons who provided goods or services to the Company in the twelve (12) month period ended as of the date of this Agreement to which the Company paid or is committed to pay Fifteen Million Korean Won (KRW15,000,000) (or its equivalent in another currency) or more since the beginning of such period. The Company’s relations with the foregoing Persons are good and, except as described in Schedule 7.12, there are no disputes between the Company and any of such Persons pending or, to the best Knowledge of the Company, threatened. All contracts with the foregoing Persons are in full force and effect in accordance with their terms, and there are no defaults or assertions of default thereunder. Since January 1, 2007, the Company has not received any notice from any customer, supplier or distributor that such customer, supplier or distributor, as the case may be, intends to discontinue or substantially curtail purchasing from, selling to or distributing for the Company’s Business.

7.13 Related Party Transactions. Except as set forth in Schedule 7.13 or as contemplated by this Agreement, no employee, officer, shareholder, partner, or director of any Seller or the Company has any interest in any of the Assets or is a party to any agreement, commitment or lease with the Company or affecting the Business or the Assets.

7.14 Litigation. Except as set forth in Schedule 7.14, there are no Actions by or against the Company (or by or against Sellers and relating to the Business or the Company), or affecting any of the Assets, pending before any Governmental Authority (or, to the Knowledge of the Company, threatened to be brought by or before any Governmental Authority). Neither the Company nor the Assets are subject to any Governmental Order (or, to the

Knowledge of the Company, are there any such Governmental Orders threatened to be imposed by any Governmental Authority) which has or has had a Material Adverse Effect.

7.15 Compliance with Laws. The Company has conducted the Business, in all material respects, in accordance with all Laws and Governmental Orders applicable to the Company, use of any of the Assets or conduct of the Business, and the Company is not in violation of any such Law or Governmental Order which, other than any breach, noncompliance, violation or failure of the following which, individually or in the aggregate would not result in a Material Adverse Effect. The Company has not received notice of any violation of any Laws or Governmental Orders which has not been cured.

7.16 Material Contracts.

(a) Schedule 7.16(a) lists the following Material Contracts:

(i) each contract and agreement for the purchase or sale of technologies, materials or personal property with any supplier or for the furnishing of services to the Company, or otherwise related to the Business under the terms of which the Company: (A) is likely to pay or otherwise give consideration of more than Twenty Million Korean Won (KRW20,000,000) in the aggregate during the calendar year ended December 31, 2006; (B) is likely to pay or otherwise give consideration of more than Fifty Million Korean Won (KRW50,000,000) in the aggregate over the remaining term of such contract; (C) cannot cancel such contract or agreement without penalty or further payment of more than Twenty Million Korean Won (KRW20,000,000) and without more than thirty (30) days’ notice; or (D) resulting in payment to and from the Company of more than Twenty Million Korean Won (KRW20,000,000) during the calendar year ended December 31, 2006;

(ii) all franchise, broker, distributor, dealer, manufacturer’s representative, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements to which the Company is a party;

(iii) all management contracts and contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party and which are not cancelable without penalty or further payment and without more than thirty (30) days’ notice;

(iv) all contracts and agreements relating to Indebtedness of the Company;

(v) all contracts and agreements with any Governmental Authority to which the Company is a party and such Governmental Authority is a direct party;

(vi) all contracts and agreements that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(vii) all contracts and agreements between or among the Company and Sellers or any of Sellers’ affiliates;

(viii) all contracts and agreements providing for benefits under any Employee Plan;

(ix) all leases and subleases pertaining to each parcel of the Leased Real Property, including (A) the street address of each parcel of Leased Real Property, (B) the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property, (C) the term (referencing applicable renewal periods) and rental payment terms of the leases (and any subleases) pertaining to each such parcel of Leased Real Property, and (D) the current use of each such parcel of Leased Real Property; and

(x) all other contracts and agreements whether or not made in the Ordinary Course of Business, which are material to the Company, or the conduct of the Business or the absence of which would have a Material Adverse Effect.

(b) Each Material Contract is valid and binding on the respective parties thereto and is in full force and effect, and the consummation of the transactions contemplated by this Agreement does not and will not result in any Material Contract not being valid, binding, or in full force or effect. The Company is not in breach of, or default under, any Material Contract, except for such breaches or defaults that would not individually or in the aggregate have a Material Adverse Effect.

(c) To the Knowledge of the Company, no other party to any Material Contract is in material breach thereof or material default thereunder.

(d) There is no contract, agreement or other arrangement granting any Person any preferential right to purchase any of the Assets, other than in the Ordinary Course of Business.

7.17 Intellectual Property.

(a) Schedule 7.17(a) sets forth (i) a true, correct and complete list and a brief description of all Owned Intellectual Property that are registered with or filed for registration with any Governmental Authority, including a complete identification of each patent and patent application; and (ii) a true, correct and complete list and a brief description of all Licensed Intellectual Property, other than any software that is generally available on standard terms for less than Ten Thousand U.S. Dollars (US$10,000) per copy, seat, CPU or named user. The rights of the Company in or to such Owned Intellectual Property and Licensed Intellectual Property do not conflict with or infringe on the rights of any other Person, and neither Sellers nor the Company has received any claim or written notice from any Person to such effect.

(b) The Company has delivered to Purchaser true, correct and complete copies of the registrations for Owned Intellectual Property and agreements pursuant to which the Licensed Intellectual Property identified on Schedule 7.17(a) have been licensed or sublicensed to the Company.

(c) The Company owns all Owned Intellectual Property free and clear of any Encumbrance, other than any non-exclusive licenses granted by the Company in the ordinary course of business. The Company has the right, pursuant to valid and enforceable licenses, to use the Licensed Intellectual Property in the manner in which the Licensed Intellectual Property is currently being used. No Actions have been made or asserted or are pending (and, to the Knowledge of the Company, no Action has been threatened) against the Company either (i) based upon or challenging or seeking to deny or restrict the use by the Company of any of the Owned Intellectual Property or the Licensed Intellectual Property; or (ii) alleging that any Owned Intellectual Property or Licensed Intellectual Property is being licensed, sublicensed or used in violation of patents, copyrights or trademarks or any other rights of any Person. To the Knowledge of the Company, no Person is using any patents, copyrights, trademarks, service marks, trade names, trade secrets or similar property that are confusingly similar to the Owned Intellectual Property or the Licensed Intellectual Property that is exclusively licensed to the Company or that infringe upon the Owned Intellectual Property or the Licensed Intellectual Property that is exclusively licensed to the Company or upon the rights of the Company. The consummation of the transactions contemplated by this Agreement will not result in the termination or impairment of any of the Owned Intellectual Property or Licensed Intellectual Property or any of the rights of the Company in any of the Owned Intellectual Property or Licensed Intellectual Property.

(d) Each of the Company’s pending applications relating to trademarks, service marks, copyrights and patents have been made and filed by the Company in good faith.

(e) To the Knowledge of the Company, no product, service or business activity of the Company infringes or has infringed or otherwise violates or has violated the intellectual property rights of any other Person, and no Actions have been made or asserted or are pending (and, to the Knowledge of the Company, no Action has been threatened) against the Company alleging that any product, service or business activity of the Company infringes or violates the intellectual property rights of any other Person.

7.18 Real Property. The Company does not own any Real Property. The Company does not lease any Real Property except as specified on Schedule 7.18. The Company has valid and outstanding leasehold interests in all Real Property that it leases from others and the improvements situated thereon, all of which are listed and identified on Schedule 7.18. The Company’s use and occupation of such Real Property and the improvements thereon comply in all material respects with the applicable Law, including zoning regulations and building codes.

7.19 Tangible Personal Property. Schedule 7.19 lists each item of tangible personal property with a value (as determined in accordance with Korean GAAP) over Five Million Korean Won (KRW5,000,000) (the “Tangible Personal Property”) used in the Business or owned or leased by the Company. The Company has good and marketable title, or valid and effective leasehold rights in the case of leased property, to all Tangible Personal Property, free and clear of all Encumbrances except as specifically listed on Schedule 7.19. The Tangible Personal Property is in good repair and operating condition, normal wear and tear and required maintenance (which has heretofore been regularly performed) excepted.

7.20 Inventories. The inventories of the Company reflected on the Audited Financial Statements and on the Interim Financial Statements are stated at not more than the lower of cost or net realizable value, on a gross-average basis, with adjustments for obsolete or otherwise not readily marketable items. All of the inventories of the Company are usable or saleable in the Ordinary Course of Business and are fit for the purpose for which they were intended except as set forth in the Financial Statements except for obsolete items and items of below-standard quality, all of which have been written-off or written-down to net realizable value on the Audited Financial Statements and on the Interim Financial Statements.

7.21 Assets.

(a) The Company owns, leases or has the legal right to use all the properties and assets, including without limitation the Leased Real Property, used or intended to be used in the conduct of the Business or otherwise owned, leased or used by the Company and, with respect to contract rights, is a party to and enjoys the right to the benefits of all contracts, agreements and other arrangements used or intended to be used by the Company or in or relating to the conduct of the Business (all such properties, assets and contract rights being the “Assets”). The Company has good and marketable title to, or, in the case of leased or subleased Assets, valid and subsisting leasehold interests in, all the Assets, free and clear of all Encumbrances, except as disclosed on Schedule 7.21(a).

(b) The Assets constitute all the properties, assets and rights forming a part of, used, held or intended to be used in the Business. At all times since the date of the Interim Financial Statements, the Company has caused the Assets to be maintained in accordance with good business practice, and all the Assets are in good operating condition and repair and are suitable for the continued conduct of the Business, subject to normal wear and tear.

(c) The consummation of the transactions contemplated by this Agreement will not result in the incurrence of any penalty or other adverse consequence with respect to the Company’s respective interest in the Assets or the ownership or possession of any documents, books, records, agreements and financial data of any sort used by the Company in the conduct of the Business.

7.22 Employee Benefit Matters. Schedule 7.22 lists sets forth all Employee Plans. No event has occurred and there exists no condition or set of circumstances in connection with which the Company could be subject to any material Liability under the terms of such Employee Plans or under the Law, except those Liabilities that have accrued in the Ordinary Course of Business but are not due pursuant to the terms of any Employee Plan. Except as contemplated in this Agreement or any Ancillary Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, either alone or together with a series of related events, will (i) result in any material payment (including without limitation severance, unemployment compensation or otherwise) becoming due under any Employee Plan; (ii) increase the benefits otherwise payable under any Employee Plan; (iii) result in the acceleration of the time of payment, vesting or funding of any material benefits under any Employee Plan; or (iv) affect in any material respect any Employee Plan’s current treatment under any Laws.

7.23 Labor Matters. The Company is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company, and currently there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which could materially affect the Company. There are no controversies, strikes, slowdowns, lock-outs or work stoppages pending or, to the Knowledge of the Company, threatened between the Company and any of the employees, and the Company has not experienced any such controversy, strike, slowdown, lock-outs or work stoppage within the past three years. Except as set forth on Schedule 7.23, the Company is currently in compliance in all material respects with all applicable Laws relating to the employment of labor, including without limitation those related to wages, hours and collective bargaining, and is not liable for any arrears of wages, taxes, allowances, benefits, severance pay, penalties or other sums for failure to comply with any of the foregoing. Except as set forth on Schedule 7.23, the Company has paid in full to all current and former directors, officers and employees or adequately accrued for in accordance with Korean GAAP all wages, salaries, commissions, bonuses, benefits allowances, severance pay and other compensation due to or on behalf of the current and former directors, officers and employees. The Company is not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices. There are no Actions that have been asserted or is now pending or, to the Knowledge of the Company, threatened with respect to the Company for unfair labor practices, payment of withholding taxes, payment of wages, salary or severance, safety and health standards or discrimination in employment practices. The Company has made all required contributions, concerning national pension, national medical insurance, worker’s compensation insurance, unemployment insurance and other mandatory social security matters.

7.24 Taxes. Since January 1, 2002, all returns and reports in respect of Taxes required to be filed with respect to the Company have been timely filed. All Taxes required to be shown on such returns and reports or otherwise due have been timely paid. All such returns and reports are true, correct and complete in all material respects. No adjustment relating to such returns has been proposed formally or informally by any Tax Authority and the Company is not (i) a party to any agreement, arrangement or election with any Tax Authority and (ii) liable for Taxes in relation to transfer pricing. There are no pending or, to the Knowledge of the Company, threatened Actions for the assessment or collection of Taxes against the Company. The Company is not subject to any material additional unpaid Tax investigation and, to the Knowledge of Sellers, no notices of any dispute regarding material Tax receivable from the Company have been received by the Company. There are no tax liens on any Assets other than for Taxes not yet due. No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect the Company. On the Financial Statements, reserves and allowances have been provided adequate to satisfy all Liabilities for Taxes relating to the Company as of the date thereof (without regard to the materiality thereof).

7.25 Insurance. The Company maintains insurance policies consistent with customary practices and standards of companies engaged in businesses and operations similar to those of the Company. A list of such insurance policies (including the policy number, the amount of coverage, the type of insurance, insurance carrier, annual premium, date of expiration, and any pending claims or contributions thereunder which are material to Sellers) is contained on Schedule 7.25.

7.26 Environment.

(a) The Company has not engaged in or permitted any operations or activities upon, or any use or occupancy of, any parcel of the Real Property (or any portion thereof) for the purpose of or in any way involving the handling, manufacture, treatment, storage, use, generation, release, discharge, refining, dumping or disposal of any Hazardous Materials on, under, in or about any parcel of the Real Property, or transported any Hazardous Materials to, from or across any parcel of the Real Property.

(b) The Company is in compliance with, and there are no existing violations by the Company under, all applicable Environmental Laws in all material respects, and no investment or expense is required by the Company in order to maintain such compliance.

(c) The Company has obtained all Permits and filed all notices which are required to be obtained or filed by it or those engaged by it for use of the Assets and the conduct of the Business under applicable Environmental Laws, and there has been no change in the facts and circumstances reported or assumed in the application for or granting of such Permits.

(d) The Company is in compliance in all material respects with all terms and conditions of such required Permits, including without limitation filing all notices, reports and other statements which are required to be obtained or filed under such Permits.

7.27 Product Liability and Product Warranty. Schedule 7.27 contains a true and complete description of (i) all warranties granted or made with respect to products sold, or services rendered, by the Company; and (ii) the Company’s product liability and product warranty experience for the last three (3) years. Except as set forth in Schedule 7.27, the Company has not suffered any product liability or product warranty claims. To the Knowledge of the Company, the Company has not distributed, supplied or sold products which are or alleged to be faulty, defective or which do not comply with any representations or warranties expressly or impliedly made by the Company. The Company has or has had, during the last three years before the Closing Date, no liability, whether based on strict liability, negligence, breach of warranty (express or implied), breach of contract or otherwise, in respect of any product, component or other item manufactured, sold, designed or produced prior to the Closing, or services rendered prior to the Closing.

7.28 Loan Agreements. Details (including the amount of principal and interest outstanding) of all financial or credit facilities which on the Closing will remain outstanding or available to the Company are set forth on Schedule 7.28 and there are no circumstances other than the transactions contemplated by this Agreement or the cancellation of any guarantee by the current present guarantor thereunder, whereby the continuation of any such financial or credit facilities might cease or be prejudiced, or which may give rise to any alteration in the terms and conditions of any of the such financial or credit facilities.

7.29 Brokers. Other than payments disclosed on Schedule 7.29, No broker or finder is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

7.30 Full Disclosure. To the Knowledge of the Company, no representation or warranty or other statement made with respect to the Company in this Agreement (including those in the Disclosure Schedule), the Financial Statements or any certificate delivered pursuant to the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make such representation or warranty or other statement, in light of the circumstances in which it was made, not misleading.

7.31 No Other Representations or Warranties. Except for the representations and warranties contained in this Section 7, the Company makes no other express or implied representation or warranty on behalf of the Company.

8. Representations and Warranties of Purchaser and Parent.

As of the date of this Agreement, Purchaser and Parent represent and warrant to, and agree with, Sellers and the Company as follows:

8.1 Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the Cayman Islands, with full power and authority to conduct its business in the manner in which it has been conducted and to execute, deliver and perform this Agreement and the Ancillary Agreements to which it will become a party. Parent is a corporation duly organized, validly existing and in good standing under the laws of the Cayman Islands, with full power and authority to conduct its business in the manner in which it has been conducted and to execute, deliver and perform this Agreement and the Ancillary Agreements to which it will become a party. Purchaser and Parent are duly qualified to do business in, and are in good standing under the laws of, each jurisdiction in which the property owned or leased by them or the nature of their businesses requires such qualification, except where the lack of such qualification would not have a material adverse effect on the business, assets or liabilities of Purchaser or Parent.

8.2 Authority. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Purchaser and Parent have been duly authorized by all necessary corporate action. This Agreement and each Ancillary Agreement, when executed and delivered by Purchaser and Parent, shall be legal, valid and binding obligations of Purchaser and/or Parent, enforceable against it or them, as the case may be, in accordance with the terms hereof and thereof.

8.3 Capitalization and Ordinary Shares.

(a) The authorized share capital of Parent consists Five Hundred Million (500,000,000) shares, of which 124,599,020 have been designated and issued as Ordinary Shares as of March 31, 2007. Since March 31, 2007, Parent has not issued any shares of its capital stock, other than options of Parent and the Ordinary Shares issued pursuant to exercise of such options. As of the date hereof, Twenty Five Million (25,000,000) Ordinary Shares are reserved for issuance upon the exercise of outstanding options under the Parent Plan and options for Fifteen Million and Twenty Thousand (15,020,000) Company Common Shares have been granted and Nine Million, Nine Hundred and Eighty Thousand (9,980,000) remain outstanding. As of the date hereof, Parent has no shares of preferred stock either designated or outstanding. All of the outstanding shares of the capital stock of Parent have been duly authorized and validly issued, and are fully paid and non-assessable. Except as set forth on Schedule 8.3, there are no other preemptive or outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments of any character under which Parent is or may become obligated to issue or sell any shares of capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of capital stock or other equity interests, of Parent, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Other than the Company’s Deposit Agreement with the Bank of New York relating to its ADSs, the outstanding shares of capital stock and other equity interests of Parent are not subject to any voting trust arrangement or other contract, agreement or arrangement restricting or otherwise relating to the voting, dividend rights or disposition of such stock or other equity interests. There are no phantom stock or similar rights providing economic benefits based, directly or indirectly, on the value or price of such stock or other equity interests of Parent.

(b) Prior to the Closing, Parent will have taken all necessary action to permit it to issue or otherwise deliver the Ordinary Shares to be delivered in connection with the transactions contemplated hereby. The Ordinary Shares, when issued and delivered by Parent as described herein, will be duly authorized, validly issued, fully paid, nonassessable and free and clear of any and all Encumbrances and in suitable form for transfer to the Ordinary Share Recipients, and no Person will have any preemptive right of subscription or purchase or any other right in respect thereof.

8.4 No Conflict. The execution, delivery and performance of this Agreement by Purchaser or Parent does not and will not (a) violate, conflict with or result in the breach of any provision of the articles of incorporation (or similar organizational documents), if any, of Purchaser or Parent; (b) conflict with or violate (or cause an event which could have a Material Adverse Effect as a result of) any Law or Governmental Order applicable to Purchaser or Parent; or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the Ordinary Shares pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, sublicense, Permit, franchise or other instrument or arrangement to which such Seller is a party or by which any of the Purchased Shares is bound or affected, other than, in the case of clauses (b) and (c), conflicts, breaches, defaults, cancellations, accelerations, losses, violations or Encumbrances that would not, individually or in the aggregate, impair or delay Purchaser’s or Parent’s ability to perform its obligations hereunder.

8.5 Consents and Approvals. No consent, approval, waiver, authorization, notice or filing is required to be obtained by Purchaser or Parent from, or to be given by Purchaser or Parent to, or made by Purchaser or Parent with, any Governmental Authority, except as set forth on Schedule 8.5.

8.6 Brokers. Other than Needham & Company, LLC, no broker or finder is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser or Parent.

8.7 Investigation and Evaluation. Purchaser and Parent acknowledge that (a) they are experienced in the operation of the type of business conducted by the Company, and (b) they and their directors, officers, attorneys, accountants and advisors have been given a full opportunity to examine the books, records and other information with respect to the Company and ask questions of the Company.

8.8 SEC Filings; Financial Statements.

(a) Parent has timely filed, in all material respects, all forms, reports, schedules, statements and other documents required to be filed by it during the twelve (12) months immediately preceding the date of this Agreement (collectively, as supplemented and amended since the time of filing, and including any such reports filed subsequent to the date hereof, the “Parent SEC Reports”) with the SEC. The Parent SEC Reports (i) were prepared in all material respects in accordance with all applicable requirements of the Securities Act and the Exchange Act, as applicable, and (ii) did not, and will not (with respect to the Parent SEC Reports filed after the date hereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representation in clause (ii) of the preceding sentence does not apply to any misstatement or omission in any Parent SEC Report that was superseded by subsequent Parent SEC Reports.

(b) The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent and its consolidated subsidiaries included or incorporated by reference in the Parent SEC Reports have been prepared in accordance with U.S. GAAP consistently applied during the periods indicated (except as may otherwise be indicated in the notes) and present fairly the financial position, results of operations and cash flows of Parent and its consolidated subsidiaries on a consolidated basis at the respective dates and for the respective periods indicated (except interim financial statements may not contain all notes and are subject to year-end adjustments).

8.9 Litigation. There are no Actions by or against Parent or Purchaser, or affecting their respective assets, pending before any Governmental Authority (or threatened in writing to be brought by or before any Governmental Authority), which, individually or in the aggregate, would impair or delay the ability of Parent or Purchaser to effect the Closing. Neither Parent nor Purchaser is subject to any Governmental Order or award, injunction or decree of any arbitrator or arbitrators that, individually or in the aggregate, would impair or delay the ability of Parent or Purchaser to effect the Closing.

8.10 Books and Records. Each of Purchaser and Parent maintains complete and accurate books of accounts and records reflecting in accordance with U.S. GAAP all material items of income and expenses, all material transactions and all material assets and liabilities required to be reflected therein in accordance with applicable Law and U.S. GAAP and maintained in accordance with sound business practices and a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization, (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Purchaser or Parent, as the case may be, and its subsidiaries in accordance with U.S. GAAP and to maintain asset accountability, and (iii) assets are reconciled at reasonable intervals and appropriate action is taken with respect to any material differences.

8.11 Undisclosed Liabilities. Neither Purchaser nor Parent has any material liability of any nature, whether accrued, absolute, or contingent, other than (a) liabilities that are properly and accurately reflected (or adequately reserved against) on their consolidated balance sheets, (b) liabilities incurred in the Ordinary Course since December 31, 2006, or (c) liabilities incurred in the Ordinary Course that are not required to be reflected in the balance sheets under U.S. GAAP.

8.12 Absence of Changes. Since December 31, 2006, there has not been any material change in the financial condition, properties, assets, liabilities, business or operations of Purchaser or Parent which change by itself or in conjunction with all other such changes, whether or not arising in the Ordinary Course, has had or will have a material adverse effect thereon.

8.13 Availability of Funds. Purchaser has available, and will have available on the Closing Date, sufficient funds to enable Purchaser to consummate the Transaction and to pay all of the Cash Consideration plus, as applicable, the Earn-Out. No action or proceeding has been commenced by or against Purchaser under any bankruptcy Law of any relevant jurisdiction for the relief of debtors or for the enforcement of the rights of creditors.

8.14 No Other Representations or Warranties. Except for the representations and warranties contained in this Section 8, Parent and Purchaser are making no other express or implied representation or warranty on behalf of the Company.

9. Covenants of Sellers and the Company.

9.1 Conduct of Business. Between the date hereof and the Closing Date, unless otherwise set forth on Schedule 9.1 or agreed in advance in writing by Parent or Purchaser, the Company shall:

(a) conduct the Business only in the usual and Ordinary Course of Business;

(b) refrain from amending the articles of incorporation of the Company or its internal rules or regulations;

(c) refrain from making any material change in its accounting practices or procedures other than changes required by Korean GAAP;

(d) except as required by Law, not take any action that would render, or which reasonably may be expected to render, any representation or warranty made by the Company in this Agreement untrue at the Closing;

(e) refrain from (i) making any purchases, sales or transfers of any material properties; (ii) entering into any Material Contracts; (iii) mortgaging, pledging, subjecting to lien or otherwise encumbering any of its material Assets; and (iv) borrowing or lending any funds outside of the Ordinary Course of Business or in an amount less than Twenty Million Korean Won (KRW20,000,000);

(f) refrain from incurring any Liabilities other than those that are in the Ordinary Course of Business or in an amount less than Twenty Million Korean Won (KRW20,000,000);

(g) except as required by Law, refrain from making any change in the compensation or benefit payable or to become payable to any of its employees or agents or making any new bonus payment or arrangement or benefit to or with any of them;

(h) have in effect and maintain at all times all insurance now in force as described in Schedule 7.25;

(i) except as contemplated by this Agreement, refrain from changing the number of authorized or issued shares of its capital stock, from declaring, setting aside or paying any dividend or other distribution with respect to the capital stock, or from directly or indirectly redeeming, purchasing or otherwise acquiring any additional shares of its capital stock or effecting a split, reclassification or other change in or of any of its capital stock; and

(j) use commercially reasonable efforts to preserve the Business organization intact, to keep available the services of its present officers and employees and to make no changes therein, and to preserve the goodwill of all suppliers, customers, sales representatives and others having business relations with the Company.

9.2 Access. From the date of this Agreement through the Closing Date, the Company shall allow Purchaser’s representatives, attorneys and accountants reasonable access during normal business hours upon reasonable notice to the records and files, audits and properties of the Company as well as all information relating to taxes, commitments, contracts, titles and financial condition of, or otherwise pertaining to, the business and affairs of the Company. From the date hereof, the Company will use commercially reasonable efforts to cause its accountants to cooperate with Purchaser and its accountants in making available all financial information concerning the Company as is requested, and Purchaser and its accountants shall have the right to examine all working papers pertaining to examinations of the Company, or preparation of its reports, by its accountants, provided, however, that in no event shall Purchaser have access to any information that (i) based on advice of Sellers’ counsel, would create any potential Liability under applicable Laws or (ii) in the reasonable judgment of Sellers, would (A) result in the disclosure of any trade secrets of third parties or (B) violate any obligation of Seller or the Company with respect to confidentiality; provided, further, that in connection with (ii) above, if such information in question is set forth in a Material Contract, the Company shall provide Purchaser with a summary of the material terms of such Material Contract, together with such additional information reasonably requested by Parent to satisfy its due diligence investigations, but in recognition of the confidential nature of such agreement. All requests for information made pursuant to this Section 9.2 shall be directed to Insoo Kim or such Person or Persons as may be designated by the Sellers’ Representative. All information received pursuant to this Section 9.2 shall be governed by Section 17.16 and the Non-Disclosure Agreement.

9.3 Authorizations. The Company shall use commercially reasonable efforts to obtain all Permits, if any, necessary to allow the consummation by Sellers of the transactions contemplated hereby.

9.4 Conditions. Sellers and the Company will use their commercially reasonable efforts to cause the conditions set forth in Section 11 to be satisfied and to consummate the transactions contemplated by this Agreement as soon as reasonably possible and in any event prior to the Closing Date.

9.5 No Shop. Between the date of this Agreement and the Closing Date, or unless earlier terminated in accordance with this Agreement, none of the Sellers’ Representative, the Company or any of their respective officers, directors, affiliates, employees, representatives or agents, shall, directly or indirectly, solicit, initiate or participate in any way in discussions or negotiations with, or provide any information or assistance to, any Person or group of Persons (other than Purchaser) concerning any sale or other disposition of the Purchased Shares, Business or the Assets (other than sales of inventory in the Ordinary Course of Business) or assist or participate in, facilitate or encourage any effort or attempt by any other Person to do or seek any of the foregoing. Sellers and the Company shall promptly communicate to Purchaser in writing the terms of any proposal or contract which it or the Company may receive in respect of any such transaction.

10. Covenants of Purchaser and Parent.

10.1 Conditions. Purchaser and Parent will use their commercially reasonable efforts to cause the conditions set forth in Section 12 to be satisfied and to consummate the transactions contemplated by this Agreement as soon as reasonably possible and in any event prior to the Closing Date.

10.2 Foreign Investment Report. Prior to the Closing, Purchaser shall prepare and submit to the applicable Korean government authorities a report of foreign investment under the Foreign Investment Promotion Law and other related documents with respect to the purchase of the Purchased Shares, and Sellers and the Company shall render commercially reasonable assistance and support to Purchaser in such preparation and submission.

10.3 Authorizations. Each of Purchaser and Parent shall use commercially reasonable efforts to obtain all Permits, if any, necessary to allow the consummation by Purchaser or Parent, respectively, it of the transactions contemplated hereby.

10.4 Employees; Contingent Grants. Each of the officers and employees of the Company will continue as an officer or employee, as the case may be, after the Closing Date, on substantially the same terms and conditions as he or she was employed immediately prior to the Closing Date. Each officer and employee will receive total compensation and benefits no less than the total compensation and benefits, including such benefits receivable under the Employee Plans, (or in the case of commissioned employees, not less than the commission structure) provided to such employee or officer by the Company immediately prior to the Closing Date. Schedule 10.4 sets forth those anticipated grants of new restricted stock units under the Parent Plan immediately following the Closing to those certain employees of the Company, in the amounts set forth on Schedule 10.4 and in the form of the restricted stock unit agreement set forth as Exhibit 10.4, which shall result in an expense to Parent of no less than Three Million U.S. Dollars (US$3,000,000); provided that if the Continuous Service, as such term is defined under the Parent Plan, of any of the recipients of such restricted stock units ends prior to the full vesting of his/her portion of such restricted stock units and such restricted stock units are not vested as a result of such termination of service pursuant to the applicable restricted stock unit agreement, the unvested portion of his/her restricted stock units shall be repurchased pursuant to Section 7(b)(v) of the Parent Plan and Parent shall grant such officers or employees of the Company as designated by Kwang Jun Yun, with consultation and final approval from the President and the Board of Directors or Compensation Committee of Parent, the same number of new restricted stock units that were cancelled under the Parent Plan pursuant to such termination of Continuous Service.

10.5 Listing of Additional Shares. Prior to the Closing Date, if required by the rules of the Nasdaq Global Market, Silicon Motion shall file with the Nasdaq Global Market a Notification Form for Listing of Additional Shares with respect to the Ordinary Shares and Parent’s American Depository Shares representing all of the Stock Consideration, and shall ensure that the ADS program with the Bank of New York provides for sufficient number of American Depository Shares of Parent to account for the Ordinary Shares representing all of the Stock Consideration, in addition to the number of American Depository Shares of Parent representing all of Parent’s ordinary shares issued and outstanding at such time. At any time after the Closing, Parent shall bear all of the depositary fees and expenses for any and all exchange by Sellers of their Ordinary Shares received as Stock Consideration into American Depository Shares of Parent.

10.6 D&O Insurance. As long as either Kwang Jun Yun or Sangwoo Han serves, as a director or officer, the Company, Parent and Purchaser shall maintain in effect directors’ and officers’ liability insurance covering the directors and officers of the Company and its subsidiary on terms customary in the relevant industry and jurisdiction.

11. Conditions for the Benefit of Purchaser and Parent.

All obligations of Purchaser and Parent to take the actions required to be taken by them at Closing are subject to the fulfillment or waiver, in whole or in part, of each of the following conditions on or before the Closing Date:

11.1 Representations and Warranties. Subject to additions and deletions occurring in the Ordinary Course of Business, none of which individually or in the aggregate shall have had a Material Adverse Effect, all representations and warranties made by Sellers and the Company herein shall be true and correct in all material respects (except those representations and warranties qualified by “materiality” or words of similar meaning, which must be true and correct in all respects) as of the date hereof and as of the Closing Date, with the same force and effect as though such representations and warranties had been made as of the Closing Date. In addition, all representations and warranties made by Sellers in the Investment Agreement shall be true and correct in all material respects as of the Closing Date. In connection therewith, the Company and the Sellers’ Representative shall deliver to Parent and Purchaser a certificate to such effect on the Closing Date.

11.2 Fulfillment of Covenants. All of the covenants, terms and conditions of this Agreement to be complied with by Sellers and the Company on or before the Closing Date shall have been complied with in all material respects. In connection therewith, the Company and the Sellers’ Representative shall deliver to Parent and Purchaser a certificate to such effect on the Closing Date.

11.3 Third Party Authorizations. Sellers and the Company shall have received all Permits necessary to validly sell and assign the Purchased Shares to Purchaser and to otherwise perform its obligations under this Agreement.

11.4 Employment Agreement. Messrs. Kwang Jun Yun and Sangwoo Han shall each have executed a service agreement in form and substance satisfactory to Purchaser attached hereto as Exhibit 11.4(a) (the “Service Agreement of Kwang Jun Yun”) and Exhibit 11.4(b) (the “Service Agreement of Sangwoo Han”), respectively (collectively, the “Service Agreements”), and neither of such individuals have taken any action to rescind such acceptance of continued employment, contingent on the Closing.

11.5 Escrow Agreement. Sellers shall have executed the Escrow Agreement pursuant to Section 5, and Sellers shall have filed a report to the Bank of Korea with respect to the Escrow Agreement and received acceptance of such report.

11.6 Investment Agreement. The Ordinary Share Recipients shall have executed and delivered to Parent the Investment Agreement pursuant to Section 4.1, and such Investment Agreement shall remain in full force and effect at the Closing Date.

11.7 Consensus; Preferred Conversion; Stock Options. Holders of Ninety Eight percent (98.0%) of the Company Shares shall have (i) executed this Agreement and not taken any action to rescind their execution or (ii) executed a binding power of attorney in favor of the Sellers’ Representative for his execution on their behalf. All of the Company Options listed in Schedule 2.2(d) which are not Unvested Company In-the-Money Options shall have been exercised or cancelled, and all corresponding Company Common Shares shall have been validly and properly issued. The ESOP shall have distributed the Company Shares subject to the ESOP to the individual holders thereof, other than those Excluded Shares set forth on Schedule 1.45. One hundred percent (100%) of those individuals set forth on Schedule 1.45 shall have executed an agreement including a power of attorney in favor of Purchaser, attached as Exhibit 11.7, giving Parent and Purchaser the right to purchase each of such Excluded Shares held by those individuals at the Per Share Consideration, as soon as such a purchase would be permitted under applicable Law and the operative provisions of the ESOP.

11.8 Proprietary Information and Inventions Agreement. All employees of the Company shall have executed an inventions assignment agreement substantially in the form attached hereto as Exhibit 11.8 (the “Proprietary Information and Inventions Agreement”).

11.9 Resignation of Directors and Statutory Auditor. All existing members of the board of directors and the statutory auditor of the Company, other than Kwang Jun Yun, shall have submitted their respective resignations in the form attached hereto as Exhibit 11.9 (the “Resignation Letter”). Purchaser will have received the Resignation Letters of all of the members of the board of directors and the statutory auditor of the Company.

11.10 Opinion of Counsel. Purchaser shall have received the opinion of Yoon Yang Kim Shin & Yu, counsel for Sellers and the Company, dated as of the Closing Date substantially in the form of Exhibit 11.10.

11.11 Non-Competition Agreements. Parent shall have received an executed Non-Competition Agreement from each of the persons listed in Schedule 11.11, which Non-Competition Agreements shall be substantially in the form attached hereto as Exhibit 11.11 (the “Non-Competition Agreement“).

12. Conditions for the Benefit of Sellers.

All obligations of Sellers hereunder to take the actions required to be taken by them at the Closing are subject to the fulfillment or waiver, in whole or in part, of each of the following conditions on or before the Closing Date:

12.1 Representations and Warranties. All representations and warranties made by Purchaser and Parent herein shall be true and correct in all material respects (except those representations and warranties qualified by “materiality” or words of similar meaning, which must be true and correct in all respects) as of the date hereof and as of the Closing Date, with the same force and effect as though such representations and warranties had been made as of the Closing Date. In connection therewith, Parent and Purchaser shall deliver to Sellers’ Representative a certificate to such effect on the Closing Date.

12.2 Fulfillment of Covenants. All of the covenants, terms and conditions of this Agreement to be complied with by Purchaser and/or Parent on or before the Closing Date shall have been complied with in all material respects. In connection therewith, Parent and Purchaser shall deliver to the Sellers’ Representative a certificate to such effect on the Closing Date.

12.3 Grant of New Restricted Stock Units. Parent shall have prepared grants to those employees of the Company set forth on Schedule 10.4 new restricted stock units under the Parent Plan in the amounts set forth on Schedule 10.4; such restricted stock grants shall be delivered immediately after the Closing.

12.4 Approvals and Consents. Purchaser shall have obtained, given or made any and all of the consents and approvals set forth on Schedule 8.5 (other than those to be obtained, given or made after the Closing), including without limitation filing of a report of foreign investment as provided in Section 10.2 and receipt of acceptance of such report from the applicable Korean authorities.

12.5 Service Agreement. Purchaser shall have executed each of the Service Agreements and have not taken any action to terminate, cancel, amend or modify such agreement, contingent on the Closing.

12.6 Non-Competition Agreements. Parent shall have executed the Non-Competition Agreements described in Section 11.11.

12.7 Escrow Agreement. Purchaser and Parent shall have executed the Escrow Agreement pursuant to Section 5.

12.8 Investment Agreement. Parent and Purchaser shall have executed and delivered to the Ordinary Share Recipients the Investment Agreement pursuant to Section 4.1, and such Investment Agreement shall remain in full force and effect at the Closing Date.

12.9 Replacement Option Agreement. Parent shall have executed and delivered to each of the holders of the Unvested Company In-the-Money Options the Replacement Option Agreement, and such Replacement Option Agreement shall remain in full force and effect at the Closing Date.

13. Indemnification.

13.1 Indemnification by Sellers for Representations and Warranties and Covenants of the Company. Except as set forth in Section 13.4 and subject to the limitations set forth in this Section 13, Sellers shall jointly and severally indemnify and hold harmless Purchaser and Parent against and in respect of any and all Liabilities, losses, damages, claims, costs and expenses, including without limitation reasonable attorneys’ fees (collectively, the “Losses”) imposed on, sustained, incurred or suffered by Purchaser or Parent, whether in respect of third-party claims against the Company, Purchaser or Parent, claims among the Parties, or otherwise, arising out of, resulting from, or due to (i) any breach of or inaccuracy in any representation or warranty set forth in Section 7 for the period such representation or warranty survives or (ii) any breach, violation or non-fulfillment of any covenant or agreement of the Seller contained in this Agreement; provided, however, that each Seller shall be severally, and not jointly, liable for such portion of the Losses arising out of, resulting from or due to the foregoing, as exceeding the actual amount in the Escrow; provided, further, subject to the provisions of Section 13.2, that such amount shall not exceed Thirteen Million and Five Hundred Thousand U.S. Dollars (US$13,500,000).

13.2 Threshold and Cap. Sellers shall indemnify and hold harmless the Company, Purchaser and Parent with respect to any Loss suffered by the Company, Purchaser or Parent under Sections 13.1 if, and only if, such Loss together with the aggregate of all Losses theretofore incurred by the Purchaser or Parent under such Sections shall exceed Nine Hundred Thousand U.S. Dollars (US$900,000) (the “Threshold”), in which case Sellers shall be liable for the aggregate amount of all Losses suffered by the Purchaser or Parent, up to a maximum equal to the Escrow Amount; provided, however, any Losses suffered by Purchaser or Parent with respect to inaccuracy of the Projected Closing Balance Sheet as updated as of the Closing Date shall not be subject to such Threshold, but shall be subject to the threshold set forth in Section 2.3(g), and provided, further that any Losses suffered by the Purchaser or Parent with respect to fraud of the Company, or relating to Losses suffered as a result of breaches of the representations and warranties set forth in Sections 7.2, 7.24 and 7.26 shall be not be subject to the Threshold and shall be limited to the Purchase Price plus any Earn-Out actually paid to Sellers.

13.3 Indemnification by Sellers for Representations and Warranties of Sellers. Each Seller shall severally, and not jointly, indemnify and hold harmless Purchaser and Parent against and in respect of any and all Losses imposed on, sustained, incurred or suffered by Purchaser or Parent, whether in respect of third-party claims, claims among the Parties, or otherwise, solely arising out of, resulting from, or due to any misrepresentation or breach of warranty set forth in Section 6 (but only for misrepresentations or breaches of warranties by such Seller and not by other Sellers) if, and only if, such Losses together with the aggregate of all Losses theretofore incurred by the Purchaser or Parent under this Section 13 shall exceed the Threshold, in which case such Seller shall be liable for the aggregate amount of all such Losses solely arising out of, resulting from, or due to its misrepresentation or breach of warranty set forth in Section 6. The indemnification obligations of each Seller other under this Section 13.3 shall be limited to the total amount of the Purchase Price received by such Seller as shown on Schedule 2.2(f), except in the case of fraud, where no such limitation shall be in effect.

13.4 Indemnification by Purchaser and Parent for Their Representations and Warranties. Purchaser and Parent shall jointly and severally indemnify, defend and hold harmless Sellers (and their respective heirs, successors and permitted assigns) from, against and in respect of any Losses imposed on, sustained, incurred or suffered by, or asserted against, any of Sellers, whether in respect of third-party claims, claims among the Parties, or otherwise, arising out of, resulting from, or due to (i) any breach of or inaccuracy in any representation or warranty set forth in Section 8 for the period such representation or warranty survives or (ii) any breach, violation or non-fulfillment of any covenant or agreement of Purchaser or Parent contained in this Agreement.

13.5 Third-Party Claim Indemnification Procedure.

(a) If any written claim or demand, for which an indemnifying Party (an “Indemnifying Party”) may have liability to any indemnified Party hereunder (an “Indemnified Party”), is asserted against or sought to be collected from any Indemnified Party by a third party (a “Third-Party Claim”), such Indemnified Party shall promptly (but no later than thirty (30) calendar days after receipt thereof) notify the Indemnifying Party in writing of such Third-Party Claim (a “Third-Party Claim Notice,”); provided, however, that the failure timely to give a Third-Party Claim Notice shall affect the rights of an Indemnified Party hereunder only to the extent that such failure has a material prejudicial effect on the defenses or other rights available to the Indemnifying Party with respect to such Third-Party Claim. A Third-Party Claim Notice shall contain a brief summary of the facts underlying or relating to such claim to the extent then known by the Indemnified Party or a copy of any correspondence or notice received from the relevant third party and a statement that the Indemnified Party seeks indemnification for Losses relating to such Third-Party Claim.

(b) The Indemnifying Party shall have thirty (30) calendar days (or such lesser number of days set forth in the Third-Party Claim Notice as may be required by any Governmental Authority or Governmental Order) after receipt of the Third-Party Claim Notice (the “Notice Period”) to notify the Indemnified Party that it desires to defend the Indemnified Party against such Third-Party Claim unless the Third Party Claim involves criminal liability or in which equitable relief is sought against any of the Indemnified Parties; it being understood that, by assuming the defense of a Third-Party Claim, the Indemnifying Party shall acknowledge its obligation to indemnify the Indemnified Party with respect to all Losses imposed on, sustained, incurred or suffered by, or asserted against the Indemnified Party in respect of such Third-Party Claim (subject only to the limitations contained in Section 13.2 or 13.3, as the case may be, and any amounts actually recovered as contemplated by Section 13.8) and all Losses sustained, incurred or suffered by the Indemnified Party in connection with such defense prior to such assumption shall be reimbursed by the Indemnifying Party.

(c) In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against a Third-Party Claim, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings, with counsel selected by the Indemnifying Party that is reasonably satisfactory to the Indemnified Party, at the expense of the Indemnifying Party. Once the Indemnifying Party has duly assumed the defense of a Third-Party Claim, the Indemnified Party shall have the right, but not the obligation, to participate in any such defense, including the opportunity to participate in any discussions or correspondence with any Governmental Authority, and to employ separate counsel of its choosing. The Indemnified Party shall participate in any such defense at its own expense unless (i) the Indemnifying Party and the Indemnified Party are both named parties to the proceedings and counsel to the Indemnified Party shall have reasonably concluded that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them or the availability to the Indemnified Party of one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect thereof, or (ii) the Indemnified Party assumes the defense of a Third-Party Claim after the Indemnifying Party has failed to diligently pursue a Third-Party Claim it has assumed, as provided in Section 13.5(d).

(d) If the Indemnifying Party (i) elects not to defend the Indemnified Party against a Third-Party Claim, whether by not giving the Indemnified Party timely notice of its desire to so defend or otherwise, (ii) is not entitled to defend the Third-Party Claim as provided in Section 13.5(b), or (iii) after assuming the defense of a Third-Party Claim, fails to take reasonable steps necessary to negotiate for settlement or defend diligently such Third-Party Claim within fifteen (15) calendar days after receiving written notice from the Indemnified Party to the effect that the Indemnifying Party has so failed, the Indemnified Party shall have the right, but not the obligation, to assume its own defense; it being understood that the Indemnified Party’s right to indemnification for a Third-Party Claim shall not be adversely affected by assuming the defense of such Third-Party Claim.

(e) Whether or not the Indemnifying Party shall have assumed defense of a Third-Party Claim, (i) the Indemnified Party shall have no liability with respect to any settlement or compromise of such Third-Party Claim effected without its written consent (which consent shall not be unreasonably withheld) and (ii) the

Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld), consent to the entry of judgment, admit any liability with respect to, settle, compromise, discharge or offer to settle, compromise or discharge any Third-Party Claim on a basis that would result in (A) the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party or any of its affiliates, (B) a finding or admission of a violation of Law or violation of the rights of any Person by the Indemnified Party or any of its affiliates, (C) a finding or admission of a violation of Law, of a violation of the rights of any Person or that would have an adverse effect on other claims made or threatened against the Indemnified Party or any of its affiliates, or (D) except to the extent within the basket set forth in Section 13.2 or 13.3, as the case may be, any monetary liability of the Indemnified Party that will not be promptly paid or reimbursed by the Indemnifying Party or anything less than a complete release being provided to the Indemnified Party and its affiliates.

(f) The Indemnified Party and the Indemnifying Party shall cooperate in order to ensure the proper and adequate defense of a Third-Party Claim, including by providing access during regular business hours to each other’s relevant business records and other documents, and employees; provided, however, that such cooperation shall not unreasonably interfere with the business or operations of the providing party. All Losses sustained, incurred or suffered by the Indemnified Party in connection with responding to, complying with or satisfying the Indemnifying Party’s requests for cooperation shall be promptly reimbursed by the Indemnifying Party. If the Indemnifying Party disputes the amount of, or otherwise refuses or fails to reimburse, any such Losses that the Indemnified Party has incurred and for which the Indemnified Party has sought reimbursement from the Indemnifying Party, the Indemnified Party shall not be obligated to continue providing cooperation with respect to the defense of the relevant Third-Party Claim until such dispute has become the subject of a Final Determination or all such Losses have been reimbursed in full.

(g) The Indemnified Party and the Indemnifying Party shall use reasonable best efforts to avoid production of confidential information (consistent with applicable Law), and to cause all communications among employees, counsel and others representing any party to a Third-Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.

13.6 Direct Claim Indemnification Procedure.

(a) If an Indemnified Party wishes to make a claim for indemnification hereunder for a Loss that does not result from a Third-Party Claim (a “Direct Claim”), the Indemnified Party shall notify the Indemnifying Party in writing of such Direct Claim (a “Direct Claim Notice”), including a brief summary of the facts underlying or related to such claim to the extent then known by the Indemnified Party and a statement that the Indemnified Party seeks indemnification for Losses relating to such claim. The Indemnifying Party shall have a period of thirty (30) calendar days within which to respond to such Direct Claim.

(b) If the Indemnifying Party accepts the Direct Claim or does not respond within such 30-day period, the Indemnifying Party will be deemed to have accepted the Direct Claim and to have conclusively acknowledged its obligation to indemnify the Indemnified Party with respect to all Losses imposed on, sustained, incurred or suffered by, or asserted against the Indemnified Party in respect of such Direct Claim. If the Indemnifying Party accepts or is deemed to accept the Direct Claim, within thirty (30) days after the date of such acceptance, it shall pay the amount of Losses (if any) specified in the Direct Claim Notice for which the Indemnified Party seeks indemnification at that time (which amount shall not be conclusive of the final amount of such Direct Claim). In the event that the Indemnifying Party is Sellers or the Company, it shall have the option to either pay the foregoing amount of Losses in cash or instruct the Escrow Agent to release to Purchaser such portion of the Escrow Amount pursuant to the Escrow Agreement as directed by the Sellers’ Representative.

(c) If the Indemnifying Party rejects all or any part of the Direct Claim within the 30-day period after the date of the Direct Claim Notice, or fails to pay any Losses in accordance with Section 13.6(b), the

Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve such dispute on the Direct Claim during the 30-day period following the delivery of a response reflecting such dispute. If the dispute is not resolved within such 30-day period, the Indemnifying Party and the Indemnified Party shall submit the dispute to arbitration pursuant to Section 16.11 below.

13.7 Consequential Damages. The Parties acknowledge that Losses shall not include any consequential, punitive, special, incidental and indirect damages, including lost profits.

13.8 Adjustments to Losses.

(a) Insurance. In calculating the amount of any Loss, the proceeds actually received by the Indemnified Party or any of its affiliates under any insurance policy or pursuant to any claim, recovery, settlement or payment by or against any other Person in each case relating to the Third-Party Claim or the Direct Claim, net of any actual costs, expenses or premiums incurred in connection with securing or obtaining such proceeds, shall be deducted, except to the extent that the adjustment itself would excuse, exclude or limit the coverage of all or part of such Loss. The Indemnified Party shall make commercially reasonable efforts to assert any rights or make any claim or demand under any insurance policy relating to any Third-Party Claim or Direct Claim or any occurrence, claim or Loss that results in a payment by an Indemnifying Party under this Section 13.8. No Indemnifying Party shall be entitled to be subrogated to any rights of an Indemnified Party.

(b) Net Asset Adjustment. In calculating the amount of any Loss for which Purchaser or Parent is entitled to indemnification hereunder, the amount of any reserve or other negative provision reflected in the Closing Net Asset Statement related to such Loss shall be deducted.

(c) Reimbursement. If an Indemnified Party recovers an amount from a third party in respect of a Loss that is the subject of indemnification hereunder after all or a portion of such Loss has been paid by an Indemnifying Party pursuant to this Section 13, the Indemnified Party shall promptly remit to the Indemnifying Party the excess (if any) of (i) the amount paid by the Indemnifying Party in respect of such Loss (or, where Sellers are the Indemnifying Party, any amount paid by the Escrow Agent pursuant to the Escrow Agreement), plus the amount actually received from the third party in respect thereof, less (ii) the full amount of Loss.

(d) Payment by Escrow Agent. If, pursuant to the Escrow Agreement, Purchaser or Parent receives an amount from the Escrow Agent in respect of a Loss that is the subject of indemnification by Sellers hereunder, neither Purchaser nor Parent shall be entitled to seek enforcement of its rights to indemnification directly against Sellers with respect to such amount. Notwithstanding anything to the contrary: (i) with respect to each release to Parent and/or Purchaser from the Escrow (other than any releases arising from a breach of Section 6 hereof, which shall be released only from the breaching Seller’s portion of the Escrow), 12.0% thereof shall be released from the cash portion of the Escrow and 88.0% thereof shall be released from the share portion of the Escrow; and (ii) despite any appreciation of Parent’s American Depositary Shares/Ordinary Shares, no release to Parent or Purchaser shall be made from the share portion of the Escrow if the cumulative amount of releases therefrom has reached or exceeded US$13,500,000.

13.9 No Right of Set-Off. No Party shall have any right to set off any amounts owed under this Section 13 against any amounts (including, without limitation, any indemnification payment) owed under any other provision of this Agreement or any Ancillary Agreement.

14. Survival of Representations, Warranties, Covenants and Indemnification Obligations.

14.1 General. Subject to Section 14.2, all representations, warranties, covenants and indemnification obligations of the Sellers contained in this Agreement, or made pursuant hereto, shall survive the Closing and any investigation at any time made by or on behalf of any other Party for a period of fifteen (15) months after the Closing Date; provided, however, that the breaches of representations, warranties covenants and indemnification obligations relating to fraud and as to the representations and warranties contained in Sections 7.1, 7.2, 8.1, 8.2 and 8.3 shall not terminate but shall continue indefinitely. If any such claim shall have been made in writing and in accordance with the provisions of Section 13 and the Escrow Agreement prior to such expiration, such expiration shall not affect or in any way impair the rights of a Party to indemnification in respect of the particular matter as to which the claim was made, whether or not the amount of indemnification to which a Party is entitled in respect of such matter shall have been determined prior to such expiration.

14.2 Survival of Tax Liabilities. Sellers’ indemnification obligations with respect to Losses that result as a result of a breach of Section 7.24 relating to Taxes shall survive the Closing Date and any investigation of Purchaser until the expiration of the applicable statute of limitations.

15. Term and Termination.

15.1 Term. This Agreement shall become effective from the date on which all of the BOK Reports have been filed with and accepted by the Bank of Korea.

15.2 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by written agreement of Purchaser, the Company and the Sellers’ Representative;

(b) by Purchaser or Parent, by giving five (5) days’ written notice of such termination to the Sellers’ Representative, so long as neither Parent nor Purchaser is in material breach of its obligations under this Agreement, if on or prior to May 31, 2007: (i) Sellers fail to satisfy any of the conditions set forth in Sections 11.1, 11.2, and 11.6 or (ii) Sellers refuse to effect the Closing despite satisfaction of all of the conditions set forth in Sections 11 and 12.

(c) by the Sellers’ Representative, by giving five (5) days’ written notice of such termination to Parent and Purchaser, so long as Sellers are not in material breach of their obligations under this Agreement, if on or prior to May 31, 2007: (i) Parent or Purchaser fails to satisfy any of the conditions set forth in Sections 12.1, 12.2, 12.3, and 12.5 through 12.9 or (ii) Parent or Purchaser refuses to effect the Closing despite satisfaction of all of the conditions set forth in Sections 11 and 12; or

(d) by Parent, Purchaser or the Sellers’ Representative alone by means of written notice if the Closing Date does not occur on or prior to May 31, 2007.

15.3 Effects of Termination. In the event of the termination of this Agreement in accordance with Section 15.2, this Agreement shall thereafter become void and have no effect, and no Party shall have any liability to the other Parties, except for the obligations of the Parties contained in this Section 15 and in Section 16 (and any related definitional provisions set forth in Section 1), and except that nothing in this Section 15 shall relieve any Party from liability for any breach of this Agreement that arose prior to such termination, for which liability the provisions of Section 13 shall remain in effect in accordance with the provisions and limitations of such Section.

16. Miscellaneous.

16.1 Election of Remedies. Any waiver of any condition of Closing shall constitute an election of remedies, and the Party waiving such condition shall have no claim for any breach of this Agreement to the extent of such waiver.

16.2 Expenses.

(a) Each Party shall bear its own expenses (including without limitation legal and accounting fees) incurred in connection with the preparation and execution of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby unless specifically provided otherwise in this Agreement or any Ancillary Agreement. For avoidance of doubt, all financial advisor, legal and accounting fees and expenses of the Company and Sellers shall be set forth as current liabilities on the Company Closing Balance Sheet and taken into account in the calculation of the Post-Closing Adjustment Amount.

(b) In the event that this Agreement is terminated by Purchaser or Parent pursuant to Section 15.2(b), should the Company, within twelve (12) months following the termination of this Agreement by Company, enter into a Company Acquisition (as defined below), the Company shall pay to Parent or Purchaser Three Million Five Hundred Thousand U.S. Dollars (US$3,500,000). Such payment shall be made promptly, but in no event later than two (2) days after the consummation of such Company Acquisition.

(c) For the purposes of this Agreement, “Company Acquisition” shall mean any of the following transactions (other than the transactions contemplated by this Agreement); (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which the shareholders of the Company immediately preceding such transaction hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction, (ii) a sale or other disposition by the Company of assets representing in excess of 50% of the aggregate fair market value of the Company’s business immediately prior to such sale, or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by the Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of the Company.

(d) In the event that this Agreement is terminated by Sellers prior to the Closing pursuant to Section 15.2(c), Parent and Purchaser shall jointly and severally pay to Sellers Three Million Five Hundred Thousand U.S. Dollars (US$3,500,000). Such payment shall be made promptly, but in no event later than fifteen (15) days after the date of such termination.

16.3 Further Assurances. Each Party shall from time to time execute and deliver all further documents and instruments and do all acts and things as the other Party may, either before or after the Closing Date, reasonably required in order to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

16.4 Entire Agreement. This Agreement (including all Schedules and Exhibits hereto) and the agreements referred to in or contemplated by this Agreement constitute the entire understanding and agreement among the Parties and supersede any and all prior or contemporaneous, oral or written, representations, communications, understandings and agreements among the Parties with respect to the subject matter hereof or thereof to the extent inconsistent with or contradictory to this Agreement or such other agreements.

16.5 Incorporation by Reference. The Schedules attached hereto or referred to herein are deemed to be a part of this Agreement and are incorporated herein by reference.

16.6 Modifications. This Agreement shall not be modified, amended, canceled or altered in any way, and may not be modified by custom, usage of trade or course of dealing, except by an instrument in writing signed by all Parties. All amendments or modifications of this Agreement shall be binding upon the Parties despite any lack of consideration so long as the same shall be in writing and executed by the Parties.

16.7 Waiver. The performance of any obligation required of a Party hereunder may be waived only by a written waiver signed by the other Parties, and such waiver shall be effective only with respect to the specific obligation described. The waiver by any Party of a breach of any provision of this Agreement by any other Party shall not operate or be construed as a waiver of any subsequent breach of the same provision or another provision of this Agreement.

16.8 Assignment. Neither this Agreement nor any right or obligation hereunder may be assigned by any Party without the prior written consent of the other Parties, and any attempted assignment without the required consents shall be void.

16.9 Severability. If any provision hereof is found invalid, illegal or unenforceable pursuant to any Governmental Order, the remainder of this Agreement shall remain valid, legal and enforceable according to its terms, and such invalid, illegal or unenforceable provision shall be replaced with a provision that approximates the substance and spirit of the invalid, illegal or unenforceable provision as closely as possible without being invalid, illegal or unenforceable.

16.10 Governing Law. This Agreement and all disputes arising out of or in connection with this Agreement shall be governed by, interpreted under, and construed and enforceable in accordance with, the laws of the State of New York, U.S.A., without giving effect to conflict of law principles.

16.11 Arbitration. Any dispute, controversy or difference arising among the Parties out of or in relation to this Agreement or for the breach thereof shall be resolved exclusively by arbitration in the Hong Kong Special Administrative Region of the Peoples’ Republic of China. Such arbitration shall be conducted in the English language in accordance with the Rules of Arbitration of the International Chamber of Commerce by three (3) arbitrators, of whom one shall be appointed by Purchaser and/or Parent, another shall be appointed by Sellers, and the third shall be appointed by the first two (2) arbitrators. If the third arbitrator is not so appointed within one (1) month after the appointment of the first two (2) arbitrators, the third arbitrator shall be selected in accordance with the Rules of Arbitration of the International Chamber of Commerce. The decision of the arbitrators shall be made on the principles of majority rule. The award made by the arbitrators shall be final and binding upon the Parties and may be enforced in any court of competent jurisdiction. Notwithstanding the foregoing provision, the Parties shall have the right to bring judicial proceedings to obtain preliminary injunctive relief at any time during the pendency of arbitration proceedings, provided that such preliminary injunctive relief shall be subject to final arbitral decisions. Unless the arbitrators decide otherwise, the cost of arbitration shall be shared equally by Purchaser and/or Parent, on the one hand, and Sellers, on the other hand.

16.12 Notices. All notices, demands, requests, consents or other communications hereunder shall be in writing and shall be given by personal delivery, by express courier, by registered or certified mail with return receipt requested, or by telex or facsimile, to the Parties at the addresses shown below, or to such other address as may be designated by written notice given by any Party to the other Parties. Unless conclusively proved otherwise, all notices, demands, requests, consents or other communications hereunder shall be deemed effective upon delivery if personally delivered, five (5) days after dispatch if sent by express courier, ten (10) days after dispatch if sent by registered or certified mail with return receipt requested, or confirmation of the receipt of the facsimile by the recipient if sent by telex or facsimile.

(a) If to Purchaser or Parent, to:

Silicon Motion Technology Corporation

No 20-1 Taiyuan Street

Jhubei City

Hsinchu County, 302

Taiwan

Attention: Chief Executive Officer

Facsilime: 886 3 552 6988

With a copy to:

Kirkpatrick & Lockhart Preston Gates Ellis LLP

925 Fourth Avenue, Suite 2900

Seattle, WA 98104-1158

U.S.A.

Attention: Christopher H. Cunningham

Facsimile No.: 1-206-370-6040

With an additional copy to:

Kim & Chang

223 Naeja-dong, Jongno-gu

Seoul 110-720

Korea

Attention:

Facsimile No.:

(b) if to the Company or the Sellers’ Representative, to:

FCI Inc.

11/F, KINS Tower

25-1 Jeongja-dong, Bundang-gu

Sungnam-si, Kyunggi-do 463-811

Korea

Attention: Kwang Jun Yun

Facsimile No.: 82-31-711-0313

With a copy to:

Paul, Hastings, Janofsky & Walker

21-22/F, Bank of China Tower

1 Garden Road

Central, Hong Kong

Attention: Jong Han Kim

Facsimile No.: 852-2867-9976

With an additional copy to:

Yoon, Yang, Kim, Shin & Yu

23/F, ASEM Tower

159-1 Samsung-dong, Gangnam-gu

Seoul 135-798

Korea

Attention: Young Jae Shin

Facsimile No.: 82-2-6003-7800

16.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

16.14 Captions. The section headings and captions contained herein are for purposes of reference and convenience only and shall not in any way affect the meaning or interpretation of this Agreement.

16.15 Number and Gender. Whenever used in this Agreement, the singular terms shall include the plural and the plural the singular, and the use of any gender shall be applicable to all genders.

16.16 Confidentiality.

(a) No Party shall disclose, disseminate or cause to be disclosed the terms and conditions of this Agreement, except insofar as disclosure is reasonably necessary to carry out and effectuate the terms of this Agreement or as required by a court of competent jurisdiction or governmental agency, and insofar as any Party is required by Law to disclose.

(b) Purchaser shall treat as confidential and shall safeguard any and all information, knowledge or data included in any information relating to the business of the Seller and its affiliates other than the Business that becomes known to Purchaser as a result of the transactions contemplated by this Agreement except as otherwise agreed to by the Seller in writing, in each case by using the same degree of care, but no less than a reasonable standard of care, to prevent the unauthorized use, dissemination or disclosure of such information, knowledge and data as Purchaser used with respect to its own confidential information; provided, however, that nothing in this Section 16.16 shall prevent the disclosure of any such information, knowledge or data to any Representatives of Purchaser who reasonably need to know such information for the purposes of negotiating this Agreement and carrying out the transactions contemplated hereby.

(c) Purchaser, Parent and Sellers acknowledge that the confidentiality obligations set forth herein shall not extend to information, knowledge and data that is publicly available or becomes publicly available through no act or omission of the party owing a duty of confidentiality, or becomes available on a non-confidential basis from a source other than the party owing a duty of confidentiality so long as such source is not known by such party to be bound by a confidentiality agreement with or other obligations of secrecy to the relevant other Party or required to be disclosed by a Governmental Authority.

(d) In the event of a breach of the obligations hereunder by Purchaser, Parent or Sellers, the non-breaching Parties, in addition to all other available remedies, will be entitled to injunctive relief to enforce the provisions of this Section 16.16 in any court of competent jurisdiction.

16.17 Language. The English language shall be the language used for the interpretation of this Agreement.

17. Parent Guarantee.

17.1 Parent hereby unconditionally guarantees the due and punctual payment and performance of all of Purchaser’s obligations set forth in this Agreement. This guaranty is an irrevocable guaranty of payment (and not just of collection) and shall continue in effect notwithstanding any extension or modification of the terms of this Agreement, any assumption of any such guaranteed obligation by any other party or any other act or event that might otherwise operate as a legal or equitable discharge of Parent under this Section 17. So long as any obligation of Purchaser to Sellers under this Agreement remains unpaid or undischarged, Parent hereby waives (but only with respect to Sellers and not as to any other parties) all rights to subrogation arising out of any payment by Parent under this Section 17.

17.2 The obligations of Parent hereunder shall be absolute and unconditional irrespective of the validity, legality or enforceability of this Agreement or any other document related hereto, and shall not be affected by or contingent upon (a) the liquidation or dissolution of, or the merger or consolidation of Purchaser with or into any corporation, or any sale or transfer by Purchaser of all or part of its property or assets, (b) the bankruptcy, receivership, insolvency, reorganization or similar proceedings involving or affecting Purchaser, (c) any modification, alteration, amendment or addition of or to this Agreement, or (d) any disability or any other defense of the Purchaser or any other person and any other circumstance whatsoever (with or without notice to or knowledge of Parent) which may or might in any manner or to any extent vary the risks of Parent or might otherwise constitute a legal or equitable discharge of a surety or a guarantor or otherwise.

17.3 Parent hereby waives all special suretyship defenses and protest, notice of protest, demand for performance, diligence, notice of any other action at any time taken or omitted by Sellers and, generally, all demands and notices of every kind in connection with this Section 17 and the Purchaser’s obligations hereby guaranteed, and which Parent may otherwise assert against Sellers.

17.4 This Section 17 shall continue to be effective or shall be reinstated, as the case may be, if at any time payment or performance of any of the obligations of the Purchaser under this Agreement is rescinded or must otherwise be restored or returned by Sellers upon the insolvency, bankruptcy or reorganization of the Purchaser or otherwise.

17.5 Parent acknowledges that each of the waivers set forth above is made with full knowledge of its significance and consequences and under the circumstances the waivers are reasonable and not contrary to public policy. If any of said waivers is determined to be contrary to any applicable law or public policy, such waivers shall be effective only to the extent permitted by Law.

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SIGNATURE PAGE—SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the Parties have signed or caused their respective duly authorized officers to sign this Agreement, all as of the date first written above.

SILICON MOTION TECHNOLOGY CORPORATION

By:	/s/ Wallace Kou

Name:	Wallace Kou

Its:	President

LAKE TAHOE INVESTMENT CORPORATION

By:	/s/ Wallace Kou

Name:	Wallace Kou

Its:	Director

FCI INC.

By:	/s/ Kwang Jun Yun

Name:	Kwang Jun Yun

Its:	CEO/President

SELLERS’ REPRESENTATIVE

/s/ Kwang Jun Yun
Kwang Jun Yun

SELLERS:

Signature of each of the persons and entities set forth on Schedule A